AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON______, 2006
                                                   Registration No. ____________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20002

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

             =======================================================
                 (Name of small business issuer in its charter)

           Delaware                          3550                    62-1407522
  (State or jurisdiction of        (Primary Std. Industrial        (IRS Employer
Incorporation or organization)    Classification Code Number)        ID Number)


       Melbourne Towers , 1511 Third Avenue, Suite 788, Seattle, WA. 98101
                      Tel. 206-621-9888 Fax.: 206 621 0318


   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Copies of communications to:

NORBERT SPORNS                                     JOSEPH I. EMAS
Melbourne Towers                                   1224 Washington Avenue
1511 Third Avenue Seattle, Suite 788               Miami Beach, Florida 33139
Seattle, WA. 98101
Telephone No.: 206-621-9888                        Telephone No.: (305) 531-1174
Facsimile No.: 206 621 0318                        Facsimile No.: (305) 531-1274
            (Name, Address and Telephone Number of Agent for Service)


         Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

--------------------- --------------- ---------------- ---------------- ------------
Title of each                         Proposed         Proposed
Class of              Amount          Maximum          Maximum          Amount of
Securities to         to be           Offering Price   Aggregate        Registration
be registered         Registered(1)   per share (2)    Offering price   Fee
--------------------- --------------- ---------------- ---------------- ------------
Common stock,           30,479,166         0.28            8,534,166      $914.00
issuable upon
conversion of the
secured convertible
notes
--------------------- --------------- ---------------- ---------------- ------------
Common stock,            8,708,333         0.28            2,438,333      $261.00
issuable upon
exercise of class A
warrants
--------------------- --------------- ---------------- ---------------- ------------
Common stock,           10,450,000         0.28            2,926,000      $313.00
issuable upon
exercise of class B
warrants
--------------------- --------------- ---------------- ---------------- ------------
Total                                                                     $1,488.00
--------------------- --------------- ---------------- ---------------- ------------

(1) Includes shares of our common stock, par value $0.001 per share, such shares issuable upon conversion of the equivalent of 175% of our secured convertible notes, and the exercise of warrants held by the selling stockholders, which may be offered pursuant to this registration statement. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 23, 2006, which was $0.28 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2006

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

                        49,637,499 SHARES OF COMMON STOCK
                                ----------------

This prospectus relates to the resale by the selling stockholders of up to 49,637,499 shares of our common stock, including up to 17,416,666 (in addition to sufficient shares of common stock to cover a contractual obligation to register 175% of the number of shares of common stock underlying the convertible notes, equaling an aggregate total of 30,479,166 shares of common stock) underlying secured convertible notes in a principal amount of $5,225,000 and up to 19,158,333 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at $.30. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "HQSM". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 23, 2006, was $0.28.


The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 11 through 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The Date of this Prospectus is: February 24, 2006.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                Table of Contents

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.



Cautionary Note Regarding Forward-Looking Statements                           5
Prospectus Summary                                                             6
Risk Factors                                                                  11
Use Of Proceeds                                                               24
Market For Common Equity And Related Stockholder Matters                      25
Dilution                                                                      25
Dividends                                                                     26
Selling Shareholders                                                          27
Plan of Distribution                                                          32
Legal Proceedings                                                             33
Directors, Executive Officers, Promoters and Control Persons                  33
Security Ownership Of Certain Beneficial Owners And Management                37
Description Of Securities                                                     38
Legal Matters                                                                 41
Experts                                                                       41
Disclosure of Commission Position of Indemnification for Securities Act
  Liabilities; Anti-takeover, Limited Liability and Indemnification
  Provisions                                                                  41
Organization within Last Five Years                                           42
Description of Business                                                       45
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       57
Description of Properties                                                     65
Certain Relationships and Related Transactions                                66
Executive Compensation                                                        66
Financial Statements                                                          71
Changes in and Disagreements With Accountants On Accounting and
  Financial Disclosure                                                        71
Additional Information                                                        71

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally
identifiable   by  use  of  the  words  "may,"   "will,"   "should,"   "expect,"
"anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. This prospectus contains market data related to our business. This data has been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports that may be filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

As used in this prospectus, "we", "us", "our", "HQSM" or "our company" refers to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies.

About Our Company

HQ Sustainable Maritime Industries, Inc. was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQSM and its subsidiaries, collectively referred to in this report as the Group, is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (wholly-owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market for these products is the PRC.

Our principal executive office is located at Melbourne Towers, 1511 Third Avenue Seattle, suite 788, WA. 98101 USA Tel. 206-621-9888, Facsimile No.: 206-621-0318

The URL for our website is http://www.hqfish.com.

 About Our Products

We have a series of tilapia, shrimp and other harvestable products mainly in the following forms:

o  Tilapia:   whole   round   frozen   tilapia;   gutted  and  scaled   tilapia;
boneless-skinless tilapia fillet as well as skin-on Tilapia fillet;

o Shrimp: head-on, shell-on; headless, shell-on; peeled, tail-on; peeled and deveined; peeled and undeveined principally white leg shrimp and ocean caught and ocean farmed shrimp (for instance, tiger shrimp); and

o Products harvested by others
and processed in the Company's plant: ribbonfish, mackerel, bream, squid and prawns.

                               The Resale Offering

Issuer                           HQ Sustainable Maritime Industries, Inc.

Securities Being Offered         up  to   30,479,166   shares  of  common  stock
                                 underlying secured convertible notes in the principal amount of $5,225,000 (includes a good faith estimate of the 175% of the shares underlying secured convertible notes)

Class A  Warrants                up to 8,708,333 shares of common stock issuable
                                 upon the exercise of Class A common stock purchase warrants at an exercise price of $0.35 per share;

Class B Warrants                 up  to   10,450,000   shares  of  common  stock
                                 issuable upon the exercise of Class A common stock purchase warrants at an exercise price of $0.40 per share

Common Stock issued              Before  the   exercise   of  any   warrants  or
and outstanding                  conversion of the Notes: 116,295,225.

                                 The selling shareholders are each contractually limited in the number of shares of common stock underlying the secured convertible notes and warrants they can receive upon conversion in that such selling shareholders would not result in beneficial ownership by the selling shareholders and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such conversion date.

Use of Proceeds                  We will not receive any proceeds  from the sale
                                 of our common stock by the Selling Shareholders although we will receive proceeds from the exercise of certain warrants (the underlying shares of common stock are being registered in this Prospectus).


EXPLANATORY NOTE: On January 25, 2006, we entered into a Securities Purchase Agreement with certain accredited investors. Any issuance of shares of common stock pursuant to the Securities Purchase Agreement and issuance of shares underlying the Class A and Class B Warrants that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval to increase our authorized shares of common stock from and filing the certificate of amendment to our certificate of incorporation.

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, effective January 25, 2006, the Company closed on a financing transaction with a group of private investors ("Investors") of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company shall receive proceeds of $4,702,500.00. The financing consisted of two components: (a) promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock; and (b) Class A and Class B Warrants registered in the name of each Investor.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company's Common Stock at a per share conversion price at the rate of $0.30 per share of Common Stock. The Notes shall accrue interest on the principal amount of the Notes at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $0.30 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued to certain Finders, Warrants to purchase 1,741,667 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors except that the exercise price shall be $0.35 per Warrant Share.

Our selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                            SUMMARY OF FINANCIAL DATA

                     (in thousand, except per share amounts)

The summary of financial data as of and for the year ended December 31, 2004 is derived from and should be read in conjunction with our audited financial statements for the year ended December 31, 2004, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation". The summary of financial data is derived from and should be read in conjunction with unaudited financial statements and notes to financial statements for nine-months ended September 30, 2005 and 2004.

                                                                     May 1, 2004
                                       9 months       9 months         Through
                                     September 30   September 30     December 31
                                         2005           2004            2004
                                     ------------   ------------    ------------

 Net sales                             18,045,622      8,367,579      20,782,264
                                     ------------   ------------    ------------
 Costs and expenses

    Costs of sales                     10,085,144      5,323,743      15,637,756
    General and Administrative          4,661,580      2,217,998       1,676,272
    Depreciation                          719,635        414,334         509,300
    Interests expenses                    278,457        179,986         400,064
    Income taxes                          319,885        199,390         193,819
    Minority interests (Revenues)            --         (337,944)        235,006
                                     ------------   ------------    ------------

                                       16,064,701      7,997,507      18,652,217
                                     ------------   ------------    ------------

 Net income                             1,980,921        370,072       2,130,047
                                     ============   ============    ============
Basic & diluted earnings per share   $        .02   $        .01    $        .03
                                     ============   ============    ============

 Weighted average common shares
        Basic                          99,332,094     44,820,674      69,770,366
        Diluted                       101,150,276     44,820,674      69,770,366

                                  RISK FACTORS

In addition to the other information included in this Form SB-2, we are subject to various risk factors. An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating To Our Company

We have no long-term agreements with customers or distributors; should they discontinue to do business with us, our business and profitability may be adversely affected.

Currently, most of our immediate customers are distributors who resell our products to other customers. Our sales arrangement with these distributors are generally short-term in nature and we have not formed or engaged in any agency or distributorship arrangements with such distributors. In the event that some of these distributors cease to purchase our products, our business and profitability may be adversely affected. Even if we are able to procure agency or distributorship arrangements, there is no guarantee that such arrangements will be exclusive in procuring the domestic and/or export sales of our products.

We rely on co-operative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a co-operative network in Hainan Province for the supply of tilapia and shrimp by entering into co-operative supply agreements with various co-operative suppliers, who are aquaculture farmers in Hainan Province. Pursuant to the co-operative supply agreements, HQOF is assured the necessary supply of aquatic products from its cooperative suppliers. The continuance and smooth operations of this co-operative network are essential in ensuring cost efficiency and the timely fulfillment of our customer orders. Any adverse change to the co-operative network, including any early termination or non-renewal of any material supply agreement or any failure of the suppliers to fulfill the obligations under the supply agreement, may result in a material adverse effect on our business model, operation and competitiveness.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

We depend on the availability of additional resources for future growth.

We are currently experiencing a period of significant growth in terms of sales volume. We believe that our continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operational and financial resources. As the scale of our operations grows, we will have to continually improve our management, operational and financial systems, procedures and controls, and expand our workforce. The expansion of our business operations may also involve co-operation, or development of new relationships, with third parties, such as customers and suppliers. There can be no assurance that our existing or future management, operational and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. There can also be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations. Failure to manage growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel. Our future results will depend significantly upon the efforts of these persons, in particular, Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns. The loss of the service of any of them for any reason could have a material adverse effect on the business, and the results of our operation and financial condition.

We depend on supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

We currently obtain all of our raw materials from various aquaculture farms in Hainan Province and are, therefore, dependent on a stable and reliable supply of such raw materials in the region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in the Hainan province, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

We do not maintain any product liability insurance, and we could therefore be adversely affected by product liability claims against us.

During the past four years, we have not purchased or maintained any liability insurance for our tilapia or shrimp products. We believe that there are valid reasons for not purchasing this liability insurance. However, our tilapia and shrimp products are sold in the PRC domestic market as well as exported to locations in the United States, Canada, Japan and some European countries. There is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and shrimp products that we process and sell. Any adverse reaction may result in actual or potential product liability claims to the Group. Accordingly, any significant product liability claim may have an adverse effect on our reputation and profitability.

We may never pay any dividends to our shareholders.

We did not declare any dividends for the year ended December 31, 2005. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Relating To The Aquaculture Industry

Our operating subsidiary must comply with environmental protection laws, which could adversely affect our profitability.

The Company is required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent. Currently the plant treats all of its waste effluent completely to level one (that is, consistent with releasing potable water back to the environment), and there is currently no charge being levied. In addition, these regulations further empower local governments to impose penalties on those companies which fail to comply with the prescribed standards. If we, through the Company, fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profit made, being ordered to close down our business operations and suspension of relevant permits.

Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes.

The national and the local governments may promulgate new regulations that may require us to pay environmental protection fees or require us to upgrade our environmental protection facilities. These regulations may impose additional costs and may adversely affect our profitability.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province, like other South China Sea destinations, experiences typhoons, particularly during the third quarter of any calendar year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition. We do not currently have any insurance against damage caused by natural disasters, accidents or other similar events, nor do we have insurance covering losses due to resulting business interruption. Should such losses occur, our operations, revenue and profitability might be adversely affected.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

The raw materials we use are aquaculture stocks and commodities that may experience price volatility caused by events such as market fluctuations or changes in governmental aquaculture programs. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

Neither our products nor the raw materials required have, in general, experienced any significant price fluctuations in the past, but there is no assurance that the raw materials we require will not be subject to any significant price fluctuations or pricing control in the future. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. Should this happen, our business and the results of our operations could be adversely affected.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of our exporting countries, including the United States, Japan and other overseas markets, such as Europe and Canada, may, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulation, which, if adopted, could lead to disruptions in supply of our products and/or increases in operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on our operations, revenue and/or our profitability.

We could be adversely affected by contamination and disease resulting from our purchases of raw materials from third parties.

We ceased our aquaculture farming operations in January 2003. Since that time, we have been purchasing raw materials from contracted, cooperative, large-scale local suppliers. If any contamination or outbreak of disease occurs, our supply of raw materials may be jeopardized or disrupted, which, in turn, could adversely affect our operations, revenue and/or profitability.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products.

We have been experiencing seasonal fluctuation in sales in terms of pricing. Pricing fluctuation occurs during the winter season when fish farms in northern PRC suspend production due to cold weather conditions. With the lack of supply from these farms in northern PRC, aquaculture products from other parts of the PRC could customarily be sold at a premium during the winter season. However, there can be no assurance that such premium or pricing could be maintained in the future.

Our inability to successfully compete with our competitors in the aquaculture industry may adversely affect us.

The aquaculture industry is open to competition from local and overseas operators engaged in similar businesses and products to ours. There is no assurance that we can consistently be successful in maintaining a competitive advantage against our competitors. Any increase in competition may have an adverse effect on both the sales and the pricing of our aquaculture products, which, in turn, will have an adverse effect on our performance, profitability and cash flow.

During late 2004, the USA government imposed heavy tariffs of more than 100 percent to some Chinese shrimp exporters. This action was intended to avoid the dumping of Chinese exporters and goods.

The decisions were seen as a victory by the domestic shrimp industry, which has suffered in recent years as cheap shrimp imports from Latin America and Asia have increased supplies and dropped prices in the United States.

Foreign exporters and American importers argue that imported shrimp, which are farm-raised rather than netted as most U.S. shrimp are, are simply produced more efficiently. American shrimpers say their competitors are cheating by dumping their product and selling it below cost to drive U.S. producers out of business.

Last December, the alliance, which represents shrimpers in eight Southern states, petitioned the Commerce Department to investigate possible dumping of shrimp from China, Vietnam, Brazil, Ecuador, India and Thailand. Dumping is illegal in the United States and is punished with tariffs to put law-abiding companies on equal footing.

In July 2004, the Commerce Department issued preliminary anti-dumping tariff determinations for the six countries, which last year provided 90 percent of the shrimp consumed in the United States. While the U.S. shrimp industry and its lawyers accurately predicted the Chinese tariffs last summer, the Vietnamese tariffs were far below the roughly 90 percent rate they expected.

Risks Relating To The Health and Bio-product Industry
-----------------------------------------------------

We may have difficulty defending our intellectual property from infringement

Since effective trademark, patent and trade secret protection may be unavailable in every country in which we do or plan to do business, protection of our intellectual property rights is uncertain and we may be unable to prevent others from developing similar products or using our marks. We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the People's Republic of China. While presently we sell our products mainly in China and Eastern Europe, we intend to enter the markets in the United States and possibly other countries. However, effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products due to our foreign currency constraint. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own. We intend to take necessary actions toward protecting our intellectual property rights upon the resolution of our foreign currency constraints.

Intense competition from existing and new entities may adversely affect our revenues and profitability

We compete with companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

The products and the processes we use could expose us to substantial liability

Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or others selling our products, either directly or as a component of other products. To date, we have not experienced any problems associated with claims by users of our products. For this reason, we do not have any insurance coverage for these risks at this time. Depending on our experience, we may decide to seek this type of insurance coverage. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available to us on reasonable terms.

Unexpected Changes in the regulatory environment may negatively impact our business.

The regulatory environment involving our products is subject to changes that may be introduced either by the relevant governmental regulatory agencies or by virtue of new regulation. Such changes may have a positive or negative impact on the sale of our products. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries, which would limit our international expansion.

We may suffer from political and economic instability in countries where we operate

We are currently operating mainly in China, however, we expect to begin selling our products in other countries in the future. Political and economic instability in the countries in which we presently operate and may operate in the future may negatively affect our sales, revenues and business operations.

We may experience currency fluctuation and longer exchange rate payment cycles

The local currencies in the countries in which we operate may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

Risks Relating To The PRC
-------------------------

There could be changes in government policies that may adversely affect our business

The aquatic products industry in the PRC is subject to policies implemented by the PRC government from time to time. The PRC government may, for instance, impose control over aspects such as raw material distribution, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatments (such as in the form of tax benefits or favorable financing arrangements).

If the raw materials used by us or our products should become subject to any form of government control, then depending on the nature and extent of such control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Potential effects related to the PRC's WTO accession could have a material adverse affect our company.

The PRC became a member of the WTO in December 2001. Pursuant to the bilateral agreement entered into between the PRC and the United States on December 11, 1999, the PRC agreed to lower tariffs on imports by an average of approximately 17% and to eliminate quotas and other quantitative restrictions on food product imports within two to five years. There is no assurance that such increased competition will not have any material adverse effect on our business or profitability.

Currency conversion and exchange rate volatility could adversely affect our company

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately MB8.04 (as of February 19th 2006) to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

HQOF and Jiahua Marine, our principal operating subsidiaries, are wholly foreign owned companies to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

Our dependence upon Chinese production facilities and raw material suppliers could affect our company.

All of our processing facilities are located in the PRC and all the raw materials we require are located in the PRC. Therefore, our operations and performance are subject to changes in the economic and political environment in the PRC and to the risks inherent in maintaining operations outside the United States.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. To mitigate these difficulties, we have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to the Offering

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of February 24, 2006, we had 116,295,225 shares of common stock issued and outstanding. We also have secured convertible notes outstanding from the securities purchase agreement, that may be converted into an estimated

17,416,666 shares of common stock and related warrants to purchase up to 19,158,333 shares of common stock for Class A and Class B warrants collectively. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Notes, Class A Warrants and Class B Warrants.

In connection with the Securities Purchase Agreements we entered into in January 25, 2006, we executed a Security Purchase Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreement states that if an event of default occurs under the Secured Convertible Notes, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

There could be future dilution of shareholders' interest in our company.

We may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

We have not independently verified the accuracy of certain facts and statistics provided in this prospectus.

Certain information and statistics in this prospectus such as statistics relating to the PRC aquaculture and seafood industry in the PRC as well as other countries are derived from various public and private publications. While we have taken reasonable care to ensure that the facts and statistics are accurately reproduced from such sources, we have not independently verified the information and do not guaranty that it is accurate, complete or up-to-date, and therefore, we make no representation as to the accuracy of such facts and statistics. Accordingly, such information should not be unduly relied upon.

The issuance of shares upon the exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon the exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We cannot guaranty the existence of an established public trading market.

Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

o the issuance of new equity securities pursuant to an offering;

o changes in interest rates;

o  competitive  developments,  including  announcements  by  competitors  of new
products  or  services  or  significant   contracts,   acquisitions,   strategic
partnerships, joint ventures or capital commitments;

o variations in quarterly operating results;

o change in financial estimates by securities analysts;

o the depth and liquidity of the market for our common stock;

o investor  perceptions of our company and the aquaculture  industry  generally;
and

o general economic and other national conditions.

Our common stock could be considered a "penny stock."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as ours, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

         (1)      Our  ability  to  obtain  a  meaningful   degree  of  consumer
                  acceptance for our products now and in the future,

         (2) Our ability to market our products on a global basis at competitive prices now and in the future,

         (3)      Our  ability  to  maintain  brand-name   recognition  for  our
                  products now and in the future,

         (4)      Our ability to maintain an effective distributors network,

         (5) Our success in forecasting demand for our products now and in the future,

         (6) Our ability to maintain pricing and thereby maintain adequate profit margins, and

         (7) Our ability to obtain and retain sufficient capital for future operations.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "HQSM." For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                     High($)             Low ($)
 Fiscal Year ended April 30
 First Quarter (May-July 2003)                        0.17                0.16
 Second Quarter (August-October 2003)                 0.25                0.16
 Third Quarter (November 2003-January 2004)           0.50                0.17
 Fourth Quarter (February 2004-April 2004)            2.80                0.15
 Fiscal Year ended December2004
 First Quarter (May-June 2004)                        1.15                0.56
 Second Quarter (July - September 2004)               0.95                0.27
 Third Quarter (October-December 2004)                0.38                0.18


 Fiscal Year 2005
 First Quarter  (January-March 2005)                  0.31                0.21
 Second Quarter (April-June 2005)                    0.175                0.16
 Third Quarter (July-September 2005)                  0.53                0.12
Fourth Quarter (October-December 2005)                0.58                0.29

HOLDERS

As of February 24, 2006, we had approximately 1,219 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

                                    DILUTION

Effect of Offering on Net Tangible Book Value Per Share

         This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

                                    DIVIDENDS

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

                              Selling Shareholders

The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no Selling Shareholders nor any affiliate of such shareholder has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

None of the Selling  Shareholders  are members of the  National  Association  of
Securities  Dealers,   Inc.  The  Selling  Shareholders  may  be  deemed  to  be
"underwriters" within the meaning of the Securities Act of 1933.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933 in they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

The Selling Shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. These shares were acquired from us in a private placement that was exempt from registration under Regulation D of the Selling Shareholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares of our common stock. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.       the number of shares owned by each prior to this offering;


2.       the percentage owned prior to the offering;

3.       the total number of shares that are to be offered for each;

4. the total number of shares that will be owned by each upon completion of the offering; and

5.       the percentage owned by each upon completion of the offering.


                               Shares of                                       Shares of     Shares of     Shares of
                                common                                          common        common         common
                              Stock owned                     Shares of          Stock         Stock         stock,
                                 prior                          common         underlying    underlying    including
                              to offering                     stock to be       Class A       Class B        shares      Shares of
                              (including        Percent of       sold           warrants      warrants     underlying     common
                                shares           Common       underlying         owned         owned          the          Stock
                             underlying all    Stock owned       the             Prior         Prior        warrants       owned
                              convertible       prior to      promissory        to  the       to the       and notes,      After
Name of selling stockholder  securities)(2)    offering(1)     notes(2)        offering      offering      to be sold    offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Castle Creek Technologies
  Partners, LLC(4)              6,875,000         4.0%        4,375,000        1,250,000     1,250,000     6,875,000         -0-

Nite Capital, LP(5)             2,291,668         1.3%        1,458,334          416,667       416,667     2,291,668         -0-

Brio Capital, LP(6)             2,250,000         1.3%          875,000          250,000       250,000     2,250,000         -0-

Double U Master Fund,           4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-
  LP(7)

Michael P. Ross                   916,667         *             583,333          166,667       166,667       916,667         -0-

Richard M. Ross                   916,667         *             583,333          166,667       166,667       916,667         -0-

Vision Opportunity              7,333,331         4.3%        4,666,667        1,333,332     1,333,332     7,333,331         -0-
  Master Fund, Ltd.(8)

First Mirage, Inc.(9)             916,667         *             583,333          166,667       166,667       916,667         -0-

Generation Capital              2,250,000         1.3%          875,000          250,000       250,000     2,250,000         -0-
  Associate (10)

The Hart Organization             916,667         *             583,333          166,667       166,667       916,667         -0-
  Corp. (11)

Omega Capital Smallcap            916,667         *             583,333          166,667       166,667       916,667         -0-
  Fund, LP (12)

Professional Traders              916,667         *             583,333          166,667       166,667       916,667         -0-
  Fund (13)

Solomon Strategic                 458,335         *             291,667           83,334        83,334       458,335         -0-
  Holdings, Inc. (14)

The Tail Wind Fund              7,418,668         4.3%        4,083,334        1,666,667     1,666,667     7,418,668         -0-
  Ltd. (15)

Mordechai Vogel                   229,167         *             145,833           41,667        41,667       229,167         -0-

Simon Vogel                       229,167         *             145,833           41,667        41,667       229,167         -0-




                                       28

Tower Paper Co. Inc.              229,167         *             145,833           41,667        41,667       229,167         -0-
  Ret. Plan(16)

Chestnut Ridge Partners,          916,667         *             583,333          166,667       166,667       916,667         -0-
  LP(17)

Netwise Holdings                4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-
  Limited(18)

Paragon Capital LP(19)            916,667         *             583,333          166,667       166,667       916,667         -0-

Camofi Master, LDC(20)          4,583,331         2.7%        2,916,667          833,332       833,332     4,583,331         -0-

Bursteine & Lindsay             1,714,667         *                                          1,714,667     1,714,667         -0-
   Securities(21)

*        less than one percent

(1) Based on 171,593,224 shares of common stock, consisting of 116,295,225 shares of common stock issued as of February 24, 2006, and 24,618,833 shares of common stock underlying our Warrants, 200,000 shares of common stock underlying our preferred stock and 30,479,166 shares of common stock underlying the convertible notes (which includes shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

(2) Includes shares issuable upon conversion of the equivalent of 175% of our secured convertible notes.

(3) Assumes the sale of all shares registered by each selling shareholder (including shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

(4) Castle Creek Technologies Partners, LLC . As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

(5) Nite Capital, LP. Keith Goodman, Manager of the General Partner of Nite Capital, LP, is the control person for the shares owned by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership is the shares owned by Nite Capital, LP.

(6)      Brio Capital, LP is controlled by Shaye Hirsch.

(7) Double U Master Fund, LP. Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(8) Vision Opportunity Master Fund, Ltd is controlled by its managing member, Adam Benowitz

(9) First Mirage, Inc. Frank E. Hart, David A. Rapaport and Fred A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by First Mirage, Inc.

(10)     Generation Capital Associate. Frank E. Hart, David A. Rapaport and Fred
         A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by Generation Capital Associates.

(11)     The Hart  Organization  Corp. Frank E. Hart, David A. Rapaport and Fred
         A. Brasch exercise dispositive and voting power with respect to the shares of common stock owned by The Hart Organization Corp.

(12)     Omega Capital Smallcap Fund, LP is controlled by Herman Segal.

(13)     Professional Traders Fund is controlled by Mark Swickle.

(14)     Solomon  Strategic   Holdings,   Inc.  Andrew  P.  Mackellar  has  been
         authorized by the Board of Directors of Solomon Strategic Holdings, Inc. ("SSH") to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.

(15) The Tail Wind Fund Ltd. Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain ("TWAM"), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(16)     Tower Paper Co. Inc. Ret. Plan is controlled by Simon Vogel.

(17)     Chestnut Ridge Partners, LP is controlled by Kenneth Pasternack.

(18)     Netwise Holdings Limited is controlled by Arthur Ashton.

(19)     Paragon Capital LP is controlled by Alan P. Donefeld.

(20)     Camofi Master, LDC is controlled by Richard Smithline.

(21)     Bursteine & Lindsay Securities is controlled by Mosi Kraus



The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as disclosed below, none of the Selling Shareholders:

                  (a) has had a material relationship with us other than as a shareholder at any time within the past three years; or

                  (b) has ever been one of our officers or directors.

                              Plan of Distribution

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately-negotiated  transactions;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o  a combination of any such methods of sale; and
         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of, or prior to, the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD's toll free telephone number and the central number of the North American
Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.




                                LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.
There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. The executive officers are all full time employees of HQSM.

The directors and executive officers of HQSM are as follows:

    NAME              AGE   POSITION                               DATE OF APPOINTMENT
---------------       ---   ------------------------------------   ---------------------------
Lillian Wang Li       49    Director/Chairman of Board of          March 25, 2004 as director;
                            Directors/ Secretary officer           April 13, 2004 as executive
Harry Wang Hua        43    Director/Chief Operating Officer       March 25, 2004
Norbert Sporns        52    Director/Chief Executive Officer/
                            President                              March 25, 2004
Jacques Vallee        54    Independent Non-executive Director     June 15, 2004
Fred Bild             69    Independent Non-executive Director     June 15, 2004
Jean-Pierre Dallaire  54    Financial Controller                   April 13, 2004
                            Chief Financial Officer                September 1, 2004
William Sujian        37    International Sales and Compliance     July, 1, 2004
                            Officer
He Jian Bo            39    Manager Finance Dept.                  April 13, 2004
Wang Fu Hai           61    Chief Production Controller            April 13, 2004
Fusheng Wang          72    Honorary Chairman and Director         August 17, 2004
Daniel Too            54    Independent Non-executive Director     September 2, 2004

Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. We have recently appointed Fred Bild, Jacques Vallee and Daniel Too as independent non-executive directors, effective as of June 15, 2004, June 15, 2004 and September 2, 2004, respectively, pursuant to Independent Non-Executive Director Agreements we entered into with each of them. In consideration for their services, we agreed to pay each of Fred Bild, Daniel Too and Jacques Vallee an annual salary of $15,000 and an annual bonus of not less than $15,000 payable in shares of our common stock. This remuneration is increased by 10% annually.

Our officers are generally elected annually by the board of directors and hold office for a term of one year and until a successor is elected and qualified, or until their earlier resignation or removal. All officers identified above serve at the discretion of our board of directors.

Family Relationships

Lillian Wang Li and Harry Wang Hua are brother and sister and Ms. Wang is married to Norbert Sporns.

Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

Lillian Wang Li - Chairman of Board of Directors and  Secretary

Lillian Wang Li, age 49, is one of the founders of HQSM and is the chairman of our board of directors. She is responsible for the general administration, strategic planning and financial management of HQSM. Ms. Wang graduated from the Beijing University majoring in European and Chinese Literature and holds a certificate in business administration from Concordia University, Canada. She has over twenty-five years experience in management of China and Canadian businesses, particularly with respect to financial matters.

Harry Wang Hua - Director and Chief Operating

Officer Harry Wang Hua, age 43, is one of the founders of HQSM, and is our director and chief operating officer. He is responsible for the establishment of the production facilities and their operation in HQSM. He attended the Beijing Industrial University majoring in civil engineering. Mr. Wang has over fifteen years' experience in managing startup companies in China and in Canada and in training middle managers in China to Western standards.

Norbert Sporns - Director, Chief Executive Officer and President

Norbert Sporns, age 52, is one of the founders of HQSM, and is our director, chief executive officer and president. He has extensive experience in project development and investment consultancy. He graduated from the University of

British Columbia, Canada, majoring in Philosophy. He also holds a Bachelor of Civil Law degree and a Bachelor of English Common Law degree from McGill University and a Certificate of Tax Law, a Certificate in Condominium Law and a Diploma of Notarial Law from the University of Montreal. Mr. Sporns joined HQSM in 1997.

Jacques Vallee -Independent Non-executive Director

Jacques Vallee, age 54 is an independent non-executive director. He is currently in charge of Business Development and Financing with the Altitude Consulting Group. In addition to an M.B.A. from the University of Sherbrooke and an advanced Certificate in Business Administration from the University de Quebec a Trois Rivieres, Mr. Vallee also holds a post-graduate level Advertising Management Diploma from the Ecole des Hautes Etudes Commerciales, Montreal. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group.

Fred Bild - Independent Non-executive Director

Fred Bild, age 69, is currently Visiting Professor at the University of Montreal's Centre of East Asian Studies and is a private consultant on political and economic relations with China and East Asia. Professor Bild received a B.A. in Philosophy and Sociology from Sir George Williams University, a Diploma in International Law from University College, London, and a Diplome de Stage from the Ecole National d'Administration in Paris. Over the past nearly forty years, Mr. Bild has served the Canadian Embassy in various functions including Cultural Attache (Tokyo), Economic Counsel and Deputy Chief (Paris) and Ambassador to Thailand and China.

Daniel Too - Independent Non-executive Director

Mr. Too, age 54, graduate of Hong Kong University and Polytechnic, has extensive business experience in Asia and brings a keen understanding of the business difficulties associated with working in China. He is currently the Managing Director of Delta Elevator Far East and serves as Director of Voker Chemical Paint Limited. He has been named to the compensation committee with another Independent Non-Executive Director, Mr. Fred Bild, and the CEO, Norbert Sporns.

Jean-Pierre Dallaire - Financial Controller and Chief Financial Officer

Jean-Pierre Dallaire, age 55, is the financial controller and CFO of HQSM. He has experience with Canada's largest engineering company where he was responsible for cash flow projections and project financial supervision. He holds a Master degree in Administration (Accounting) from the University of Sherbrooke, Canada. He joined HQSM in 2000.

He Jian Bo - Manager Finance Department

He Jian Bo, age 39, is the manager of the finance department of HQSM. He holds a Bachelor's and a Master degree in Economics from the Southwestern University of Finance and Economics, the PRC. He joined HQSM in 1999.

Wang Fu Hai - Director and Chief Accounting and Finance Officer

Wang Fu Hai, age 62, is the Chief Production Controller and Engineer of HQSM. He graduated from Post College in 1966. He was the manager of Project Department Hainan Jiahua Ocean Organism Co., Ltd. He has solid experience in production coordination and control. He joined HQSM in 1997.

William Sujian- International Sales and Compliance Officer

William Sujian, age 37, is the International Sales and Compliance Officer for the Company. He Graduated from Beijing Second Foreign Language Institute, Major in Business Administration. He has over 12 years of experience in international trade and project development. He is familiar with western and Asian business practices. His functions include the supervision of the China based sales team and supervision of compliance with the Code of Ethics and Business Conduct He joined HQSM in 2004.


Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

There are three independent directors; Jacques Vallee, Fred Bild and Daniel Too.

Our board of directors has established two committees to date, an Audit Committee and a Compensation Committee. The principal functions of the Audit Committee are to recommend the annual appointment of the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company.

The Audit Committee consists of two independent members of the Board of Directors, specifically Jacques Vallee and Daniel Too as well as Lillian Wang Li. Jacques Vallee is the Chairperson of the Audit Committee and is considered a financial expert as a consequence of his business development and financing expertise.

The Compensation Committee consists of two independent members of the Board of Directors, specifically Fred Bild and Daniel Too as well as Norbert Sporns.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                                                      AMOUNT OF       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER (1)             OWNERSHIP(2)    OF CLASS(3)
-----------------------------------------            ------------    -----------


Norbert Sporns                                       16,938,564      10.68%
Lillian Wang Li                                      17,623,504      11.11%
Harry Wang Hua                                       35,431,946      22.35%
Jacques Vallee                                       12,500          *
Fred Bild                                            99,404          *
Daniel Too                                           81,547          *
All such directors and executive officers
as a group (6 persons)                               70,187,465      44.27%

*less than 1%
(1) Unless otherwise indicated, the address of each beneficial owner is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Washington 98101.

(2) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by footnote, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.

(3) Based on 158,530,724 shares of common stock, consisting of 116,295,225 shares of common stock issued as of February 24, 2006, and 24,618,833 shares of common stock underlying our Warrants, 200,000 shares of common stock underlying our preferred stock and 17,416,666 shares of common stock underlying the convertible notes (excluding shares issuable upon conversion of the equivalent of 175% of our secured convertible notes).

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

                           Description of Securities

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $ .01, and 10,000,000 shares of preferred stock.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.01 par value, of which 100,000 are issued and outstanding as of February 24, 2006. Our preferred stock converts at a ratio of two common shares for each one preferred share.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants


Class A Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The Class A Warrants shall be exercisable until January 25, 2009.

Class B Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class B Warrants shall be exercisable until January 25, 2011.

Class C Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.42. The Class C Warrants shall be exercisable until April, 2009.

Class D Warrants: The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.84. The Class D Warrants shall be exercisable until April, 2009.

The exercise price of the Class A and Class B Warrants and the number of shares of Common Stock or other securities at the time issuable upon exercise of the Warrants shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the holder of the Warrants on exercise any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrants issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto.

As of February 24, 2006, 24,618,833, outstanding warrants to acquire shares of the Company's common stock are as follows:


                                                                Number of Shares
Class of Warrants       Exercise Price     Expiration Date      Reserved
--------------------------------------------------------------------------------
Class A                 $0.35              January 25, 2009     8,708,333

Class B                 $0.40              January 25, 2011     10,450,000

Class C                 $0.42              April, 2009          2,116,500

Class D                 $0.84              April, 2009          3,344,000


Options

Under our Stock Option Plan (the "Stock Option Plan"), options to purchase an aggregate of not more than 5,000,000 shares of common stock may be granted from time to time to key employees (including officers), consultants and members. Options shall be designated as Nonqualified Stock Options ("NQSOs"). The Stock Option Plan is administered by a committee to administer the Stock Option Plan consisting of the members of the Board of Directors (the "Committee"). The Committee is generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted.


Convertible Securities

We issued promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock or 17,416,667. The Notes shall accrue interest on the principal amount of the Notes at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

Interest of Named Experts and Counsel

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of our company. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in our Company, except that the Company has reserved 150,000 shares of common stock for Mr. Emas.

                                  LEGAL MATTERS

Joseph I. Emas, Attorney at Law, Miami, Florida will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

Rotenberg & Company, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on its expertise in accounting and auditing.


DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

         o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

         o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

         o effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

         o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

         o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

         o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This   statute   could   prohibit  or  delay   mergers  or  other   takeover  or
change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

         o        conducted himself or herself in good faith;

         o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

         o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.


                         Organization Within Five Years

Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment

Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary.

In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

On May 19, 2004, in order to effect a reincorporation from Nevada to Delaware, Process Equipment, Inc., a Nevada corporation, was merged with and into HQ Sustainable Maritime Industries, Inc., a Delaware corporation. Prior to the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. had been a wholly-owned subsidiary corporation of Process Equipment, Inc. organized for the purposes of effecting the reincorporation. At the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. became the surviving entity of the merger pursuant to which the reincorporation was completed, as well as the registrant for reporting purposes under the federal securities laws. The merged entity is governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of HQ Sustainable Maritime Industries, Inc.

The reincorporation was completed pursuant to an Agreement and Plan of Merger dated as of May 19, 2004, by and between Process Equipment, Inc. and HQ Sustainable Maritime Industries, Inc., and was approved by the holders of approximately 73% of the issued and outstanding common stock of Process Equipment, Inc. by written consent in lieu of a special meeting of the stockholders of Process Equipment, Inc. (all as more fully described in the Information Statement).

At the effective time of the reincorporation, the directors and executive officers of Process Equipment, Inc. became the directors and executive officers of HQ Sustainable Maritime Industries, Inc. HQ Sustainable Maritime Industries, Inc.'s business, mailing address, principal executive offices and telephone number are the same as those of Process Equipment, Inc.

At the effective time of the reincorporation, each outstanding share of common stock, par value $.001 per share of Process Equipment, Inc. was automatically converted into one share of common stock, par value $.001 per share of HQ Sustainable Maritime Industries, Inc. Outstanding options and warrants to purchase shares of Process Equipment, Inc. were automatically converted into options and warrants to purchase the same number of shares of HQ Sustainable

Maritime Industries, Inc. Each employee stock plan and any other employee benefit plan to which Process Equipment, Inc. was a party were assumed by HQ Sustainable Maritime Industries, Inc. and, to the extent any such plans provided for the issuance or purchase of Process Equipment, Inc. common stock, such plans now provide for the issuance or purchase of HQ Sustainable Maritime Industries, Inc. common stock.

On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement was filed as an exhibit to our current report on Form 8-K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock. The consideration of the acquisition is $20 million in terms of 12,698,078 shares (equivalent to $8,888,655), $11,011,345 promissory note convertible to 15,732,493 Class A shares and $100,000 promissory note convertible to 100,000 Series A preferred stock with par value at $0.001 per share. Both promissory notes accrue interest at the rate of 5% per annum. 12,698,078 shares were issued to SSC on August 17, 2004 after the Purchase Agreement was signed. $11,011,345 of promissory notes were converted to 15,732,493 Class A shares on November 18, 2004.

Further, as previously disclosed in the above current report, effective from August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction. The consideration of $5,695,145 was fully paid in cash on October 31, 2004.

On April 16, 2004, HQ Sustainable Maritime Marketing Inc. ("HQSM Marketing") was formed and registered in USA, wholly owned by HQSM. This new subsidiary was dormant during the year.

On June 15, 2004, HQ Sustainable Maritime Marketing (Canada) Inc ("HQSM Canada") was formed in Canada and is wholly owned by HQSM. HQSM Canada commenced operations in June 2004, and performs business development, sales and marketing in the Canadian market.

Our principal executive office is located at Melbourne Towers, 1511 Third Avenue Seattle, suite 788, WA. 98101 USA Tel. 206-621-9888. Fax. 206-621-0318 The URL
for our website is http://www.hqfish.com.

                             Description of Business

HQ Sustainable Maritime Industries, Inc., is principally engaged in the vertically integrated business of aquaculture through co-operative supply arrangements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products, as well as the production and sale of marine bio-products and healthcare products. The Group is committed to providing a variety of high quality aquatic products and health products through an integrated operation that covers value added key areas along the production chain from a bio-secure and stable supply of tilapia and shrimp under stringently monitored conditions, processed in accordance with internationally recognized standards of hygiene. Since the Group acquired Sealink Wealth Limited ("Sealink" hereafter), The Group has also engaged in the production and sale of marine bio-products and healthcare products in the PRC.

The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is in the PRC.

The Group has developed a co-operative supply network in Hainan Province, China (for aquaculture products), which allows it to guarantee quality and quantity of products for processing without engaging directly in farming operations and having to deal with the associated capital costs and risks. The Group, through the co-operative supply agreements, is active in the transfer of technology to its suppliers and the constant monitoring of quality.

Manufacturing

Aquaculture Products

The Group's aquatic products processing plant is a Canadian designed facility and is located in Hainan, the PRC. Prior to May 2004, the Group had two production lines in aggregate and they are located in the same processing plant in Hainan. From January to May, 2004 the plant was expanded to six production lines. These six lines include two filleting lines, two whole round fish processing lines (principally Tilapia which is gutted, scaled and gilled) and two shrimp processing lines. The facility is capable of processing an average of approximately 10,000 tons per year of whole round fish (principally Tilapia), 3,000 tons per year of fillet and 3,000 tons per year of shrimp. The plant operates in two shifts for a total of 17 hours.

The Group's products have been awarded HACCP Certification for exporting aquatic products to the US and Japan. HACCP is used by the US Food and Drug
Administration in controlling food safety and sanitary hazards. It is a preventive system previously used by astronauts, focusing on preventing hazards that could cause food-borne illnesses by applying science based controls, from raw materials to finished products. The successful implementation of a HACCP plan is dependent upon the design and performance of facilities and equipment, combined with excellent quality control and hygiene practices, which can minimize the occurrence of a hazard in a finished product.

Apart from the HACCP Certification, the Group has also been assigned an EU Code for exporting aquatic products to the EU. The EU has designated only two producers in Hainan Province. The code is highly coveted since very few new attributions of code are being accepted. This increases the value of export to the EU since buyers routinely pay more than their US counterparts. The Directors believe the awards of the HACCP Certification and the assignment of the EU Code have enabled the Group to export to the US and the EU respectively. The HACCP Certification and EU Code assignment signify the Group's attainment of stringent hygiene standards and enable the Group to better market and export its processed aquatic products to overseas clients in the US and the EU.

The Group conducts sample laboratory testing on the Group's processed aquatic products to ensure no forbidden substances are present in them. The laboratory testing was initiated by the Group in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

Health and Bio-products

Our production workshops consist of two production lines: the powder line and the oil line. We have raw material treatment workshops, such as an extraction workshop, a freezing and drying workshop, a powder distillation workshop and a finished product workshop in powder line. We also have pre-treatment workshops, such as a cooling and filtration workshop, a molecular distillation workshop, a supplemental stuff workshop and a capsule workshop in oil line. The production lines are equipped with a complete set of imported and domestic made devices, including: a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments, etc.

The Products

The following are a brief description of our products.

Tilapia Products

Tilapia are native to Africa, but have been introduced in many countries around the world. They are disease-resistant, reproduce easily, eat a wide variety of foods and tolerate poor water quality with low dissolved oxygen levels. Most will grow in brackish water and some will adapt to full strength sea water.
These characteristics make tilapia suitable for culture in most developing countries. They are most often grown in ponds, cages and rice fields.

There are many tilapia species but only a few are cultured widely around the world today. There are three common species which are reared commercially in ponds from Japan, the Philippines down to Thailand and Indonesia, namely the black or Nile tilapia (Oreochromis niloticus), the red tilapia (Oreochromis mossambicus) and the blue tilapia (Oreochromis aureus), usually in the form of a new hybrid based on the original strains.

Black or Nile Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton, insects, other bottom organisms and manufactured food. The optimum temperature to culture black tilapia is 25 to 30 degrees centigrade and black tilapia can tolerate low temperature of 11 degrees centigrade. Black tilapia can grow well in water up to 20 parts per thousand salinity.

Red Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton and manufactured food. The optimum temperature to culture red tilapia is 25 to 30 degrees centigrade and red tilapia can tolerate low temperature of 10 to 12 degrees centigrade. Red tilapia can grow well in full strength sea water.

Tilapia Market

In the 1960s and 1970s, tilapia culture was geared towards the production of food for local consumption and for the diversification of rural activities related to agriculture and animal husbandry. During the past 20 years, commercially viable techniques have been developed to control overcrowding in the different production systems, thereby permitting faster and more uniform growth to larger sizes. Commercial production has become popular in many countries around the world.

Tilapia aquaculture has grown impressively during the 1990s, and forecasts indicate that the industry will continue to expand significantly in the years to come. US is the world's largest consumer of tilapia. In 2005, more than 390 million USD of Tilapia was sold in the United States.(See American Tilapia
Association (See http://ag.arizona.edu/azaqua/ata.html). Due to limited resources in domestic US tilapia production, tilapia imports to the US are expected to increase. Imported tilapia already accounts for around 90% of total consumption of tilapia in the US. We believe that the largest demand for tilapia in the world will continue to be the US.


TABLE 6

Top ten species groups in aquaculture production: quantity and growth

Species group                                   2000          2002     Share of 2002    APR
                                                                            total
                                                     (tonnes)                  (percent)
Top ten species groups in terms of quantity
Carps and other cyprinids                     15 451 646   16 692 147       41.9        3.9
Oysters                                       3 997 394    4 317 380        10.8        3.9
Miscellaneous marine molluscs                 2 864 199    3 739 702         9.4       14.3
Clams, cockles, arkshells                     2 633 441    3 430 820         8.6       14.1
Salmons, trouts, smelts                       1 545 149    1 799 383         4.5        7.9
Tilapias and other cichlids                   1 274 389    1 505 804         3.8        8.7
Mussels                                       1 370 953    1 444 734         3.6        2.7
Miscellaneous marine molluscs                 1 591 813    1 348 327         3.4       -8.0
Shrimps, prawns                               1 143 774    1 292 476         3.2        6.3
Scallops, pectens                             1 154 470    1 226 568         3.1        3.1


Top ten species groups in terms of growth
Cods, hakes, haddocks                           169         1 445                     192.4
Misc. demersal fishes                         8 701        15 302                      32.6
Misc. marine crustaceans                      34 202       52 377                      23.7
Flounders, halibuts, soles                    26 309       38 909                      21.6
Tunas, bonitos, billfishes                    6 447        9 445                       21.0
Freshwater crustaceans                        411 458      591 983                     19.9
Crabs, sea-spiders                            140 235      194 131                     17.7
Freshwater molluscs                           10 220       13 414                      14.6
Misc. freshwater fishes                       2 864 199    3 739 702                   14.3
Clams, cockles, arkshells                     2 633 441    3 430 820                   14.1

Note: Data exclude aquatic plants. APR refers to the average annual percentage growth rate for 2000-2002.

(Source State of The World Fisheries and Aquaculture (FAO) 2004 Report Part 1 table 6 See http://www.fao.org/sof/sofia/index_en.htm)

In the US, consumption of tilapia has risen in the recent years. Tilapia now ranks third after farm-raised shrimp and Atlantic salmon in terms of aquaculture products imported into the US. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets, and lastly fresh fillets. Frozen whole round fish and fillets originate primarily from Asia, and fresh fillets primarily from Central America and the Caribbean.

Recently, with the increase in production of tilapia in the PRC and the growing demand of tilapia in the international market, the export of tilapia from the PRC has also increased. We believe that tilapia has great potential for market growth.

Fresh Water Shrimp Products

Shrimp is a favorite seafood all over the world. The giant tiger prawn or black tiger shrimp (Penaeus monodon) accounts for more than half of all farmed shrimp and dominates production in Thailand, Indonesia, India and the Philippines. In the PRC, the fleshy prawn or Chinese white shrimp (Penaeus chinensis) is dominant, whereas in Latin America it is the white leg shrimp (Litopenaeus Vannamei) which is the leading species. The Indian prawn (Penaeus indicus) is also farmed in Asia.

Health products

The acquisition of Jiahua Marine provides HQ with the capacity to manufacture nutraceuticals to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. Such products boost the immune system of shrimp to ward off common viruses and deliver various functional food nutrients to humans through the fish and shrimp they eat. HQ is working with leading technology providers throughout the world, in particular in the United States, to deliver these new nutraceutical additives to the fish and shrimp farming industry.

Jiahua Marine is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. It currently operates two activities, a marine bio-products factory and research and development activity. The marine bio-products factory is located in Wenchang City of Hainan Province, with a ground floor area of 16,667 square meters and a construction area of approximately 8,000 square meters. It operates two production lines: the powder-product line and the oil-product line.

Jiahua Marine's second activity is related to research and development in association with Marine Organism Research Institute, which is headed by a group of experts specializing in the research and development of products derived from marine organisms in China. Clinical trials and laboratory testing on Jiahua Marine's various healthcare products have resulted in National Certification. These products currently sold throughout China, are naturally derived from ocean-harvested byproducts and are winners of Science and Technology Progress Awards in China. Jiahua Marine also has established a long-term relationship with the Qingdao University of Oceanography for production-research and training.

Jiahua Marine production lines are ideally suited for the manufacture of nutraceutical components. The plant is equipped with specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that can serve as feed additives in the production of feed, including tilapia and shrimp feed.

Jiahua Marine products provide leading ocean-sourced raw materials processed at its own plant. Patented, laboratory and clinically tested products have resulted from years of research and development administered through a partnership with Qingtao Ocean University and its Marine Bioengineering Research Institute. Two products are produced from refined shark cartilage and two from shark liver (harvested from non-endangered shark species). These products are more fully described below:

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         -- Increases efficiency of immune system, activates NK cells associated with combating cancer (sharks are cancer free);

         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production

The above products have been shown to be effective.

In 2003, Jiahua Marine commenced a sales strategy, which it believes will lead to strong growth in the current and future years. A unique direct marketing campaign has been introduced in conjunction with large scale tours organized throughout China in prime tourist destinations -- Sanya, Beihai (China's premiere tropical leisure vacation centers) and the Three Gorges project. These tours are captive audiences learning the health advantages of the products during an outing associated with their leisure activities. In addition, in 2003 sales have begun in Hualian Supermarket Co. Ltd., (one of the largest specialty chains in China with well over 1200 outlets and sales of US$2 billion, the first publicly listed supermarket retailer in China) as well as in health product and pharmaceutical outlets throughout China.

Marketing

Our sales and marketing team consists of nine members and is under the supervision of Mr. Harry Wang, our Chief Operating Officer. The sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness, and maintaining our customer relationships.

We believe that HQOF, one of our principal operating subsidiaries, is the only vertically integrated PRC-based producer present at the International Seafood Shows. This enables HQOF to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences as well as prices and response to quality and quantity concerns can be immediately addressed without the usual screening and middleman costs.

We have located the following as potential and prospective markets that we intend to focus upon for expansion:

North America

The North American market for tilapia and shrimp is significant and is growing. Competition from producers across the globe, ranging from Bangladesh to Chile, is intense. Minimum quality is presumed as a pre-requisite and consumers tend to be less educated as to the benefits of higher quality in this region. We plan to continue to export to this market where our products are generally well received.

People's Republic of China

Given the enormous demand and potential in the PRC market, we also consider it a prospective market. The advantageous climatic conditions found in Hainan Province allow year-round production, which differentiates it from other areas in the PRC. With the PRC's accession to the WTO and the continued development of our distribution network, opportunities should arise for us to establish strategic linkages with foreign producers and suppliers seeking access to the ever changing and modernizing Chinese market. We will consolidate this position by being a producer of quality product and this strategy should also allow us to decide and select strategic partners in the PRC in the future.

All health and bio-products of the group are sold in this geographic region. A North American marketing initiative has been commenced by the signing of a marketing and distribution agreement with American River Nutrition in March of 2005. The first step in this process is the re-testing of the products by American laboratories to reproduce Chinese results and to make additional tests to support more claims regarding the products.

Competition

Our company is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting and processing and sales of farm-bred and ocean harvested aquatic products. The co-operative supply agreements entered into between HQOF and selected tilapia and shrimp farmers in Hainan Province secure the supply, quality and price of raw materials for our Production. Through such arrangement, we believe that we have a competitive advantage over our competitors in Hainan Province.

The PRC aquaculture industry is open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. Our major aquaculture products, tilapia and shrimp, are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province also obtain the same HACCP Certification and EU Code assignment that we possess, which certifies that their products are also in compliance to certain standards. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there is no competitor in Hainan Province that has a similar operating scale and production capacity, or that has developed the vertically integrated business model under which we operate.

Although there is no formal entry barrier for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Accordingly, competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

We believe that we are geographically well-positioned to capitalize on the significant potentials of seafood markets both overseas and within the PRC. As buying power increases in Asia, and developed countries gravitate towards fishery products, seafood producers are under great pressure to respond to increasing demands. We further believe that the following factors contribute to our principal strengths and competitive advantages:

Integrated operations. We run a vertically integrated operation that covers key areas along the production chain including sourcing, co-operative supply farming and distribution. Co-operative supply agreements have been secured with several producers who benefit from our extensive technology development program. Through intensive monitoring and quality control of fish fry, pond environment and feed supply, we are able to assure the supply of quality aquaculture products.

International and domestic sales and marketing efforts. We have a distribution network for our export sales and domestic sales that is developed and maintained through our marketing offices in Beijing and Shanghai, through our international direct and indirect marketing efforts, and also by virtue of our presence and participation at international seafood shows.

Strategic location of co-operative supply and production base. We are geographically well-positioned in Hainan Province to leverage on the year-round favorable climatic conditions, abundant water supply and pristine environment. Such strategic location is a key attribute to the success of our co-operative suppliers of locally farmed tilapia and shrimp, particularly white leg shrimp.

Co-operative supply and vertical integration. We have assured supply, quality and price of raw materials for production through long term arrangements with leading local suppliers of shrimp and tilapia. We actively monitor aquaculture quality and provide technological support to our suppliers, which allows us to concentrate our resources and minimize risks. Through intensive monitoring and control of the growth of fish fry, shrimp larvae, pond environment and feed supply, we are able to assure the supply of quality aquaculture products and to enhance product differentiation.

An established track record and brand name in the industry. Since our inception, we have established a track record of supplying high quality aquatic products to our overseas and local customers.

Good quality control. Safe and hygienic processing of aquatic products is of paramount importance, as any failure to carry out the processing of harvested fish correctly could render the product unsuitable for human consumption. We adopt and implement stringent quality control measures and procedures throughout our production process. Our processing plant in Hainan Province has obtained HACCP and EU Code assignment.

Low labor cost. We are operating in a labor intensive industry. Due to the lower labor costs in China, we are able to achieve lower operating cost advantage when compared to our competitors in North America and elsewhere.

Local government support. The policy of Hainan Provincial Government is to encourage increased investment in aquaculture and increased export of farmed aquatic products. In December 2001, HQOF, our main operating subsidiary, was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial
Government, and in April 2001 HQOF was recognized as a New and High Tech Enterprise of Hainan Province. These recognitions will be a great asset when we participate in annual trade shows including the International Boston Seafood Show and European Seafood Exposition.

Reduction of production cost due to the benefit of economy of scale. Expansion of facilities and current sales volumes allows our company to benefit from significant economies of scale. Our research and quality control staff have been able to monitor an increased number of operations without the need of further hiring. Large buyers are able to sole source instead of having to group supply from various producers, allowing long term supply agreements.

Awards we have received. In December 2001, the Company was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial Government, and in April 2001, the Company was awarded the "New/high tech Enterprise of Hainan Province" by Hainan Provincial Technology Authorities. In January 2003, the Company was awarded the Industrial Enterprise of the Province. In 2002, The Company was named a Leading Agriculture Enterprise for both Hainan Province and Wenchang. Our board of directors believes that these accreditations reflect our achievements and contribution to the development of the PRC aquaculture industry. In March 2005, the Company was awarded the prestigious China Excellence Award, for health product excellence and advancement of China business practices, by the China Association of Entrepreneur Foreign Investment (CAEFI), a branch of the China Ministry of Commerce of the People's Republic of China.

Production certification. We also have received HACCP Certification and EU Code assignment, which demonstrates our commitment to providing a variety of high quality aquatic products under stringent hygiene standards.

International management expertise. We have successfully achieved a vertically integrated operation that enables us to capitalize on opportunities in the domestic and international fishery markets. Such achievement can be attributed to our founders and senior management who have contributed their international management expertise and technical know-how to our development.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors.

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plan includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Patents and Trade Secrets

The Company presently has the following patents on its products.

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         --       Increases  efficiency  of immune  system,  activates  NK cells associated with combating cancer (sharks are cancer free);
         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production.

Intellectual Property

We currently market our products under the label HQ, our own brand. We have registered under serial number 78/534739 the "Tiloveya" trademark in the United States for branding of zero-toxin Tilapia.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors. See also a description of our compliance with the applicable US Food and Drug Administration requirements relating to food safety and sanitary hazards under "Business--Aquatic Products Processing Facility."

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plant includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Our Facilities

Our products processing plant is located at Chinglan Town, Wenchang City, 70 miles away from Haikou City in the PRC. This property is under a long-term lease with a department of local government. We believe that this facility is adequately covered by insurance.

Our Employees Through Hainan Quebec, our principal operating subsidiary, we currently employ approximately 434 employees, all of whom are full-time employees. They are located predominantly in Haikou, PRC, with the rest of them located in WenChang, PRC. We have employment contracts with many of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

o        discuss our future expectations;

o contain projections of our future results of operations or of our financial condition; and

o        state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."


CRITICAL ACCOUNTING POLICIES AND ESTIMATES
------------------------------------------

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company's consolidated financial statements.

Inventories
-----------

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Income Taxes
------------

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Related Parties
---------------

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Revenue Recognition
-------------------

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Company's accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Results of Operations - Three Months Ended September 30, 2005 as Compared to Three Months Ended September 30, 2004

One of our subsidiaries, Jiahua Marine (which was acquired in August 2004) was engaged in manufacturing and selling of health and bio-product. During the three months ended September 30, 2005 and 2004, Jiahua Marine contributed sales of $2,593,384 and $1,187,648 to the Group respectively. The gross profit ratio for this segment was about 85% for both periods and the major expense was advertising, corresponding to about 33% and 46% of revenue for the three months ended September 30, 2005 and 2004 respectively. The net income contributed by this segment was $947,164 and $499,429 for the three months ended September 30, 2005 and 2004 respectively.

The other principal activity of the Group was the manufacturing and selling of aquatic products. The revenue contributed by this segment was $5,919,597 and $6,477,639 for the three months ended September 30, 2005 and 2004, respectively. The gross profit ratio of this segment was at 21% and 28% for the three months ended September 30, 2005 and 2004, respectively. This segment contributed $781,805 and $3,516,708 to net income for the three months ended September 30, 2005 and 2004, respectively; in 2004, there was a non-recurring recovery of bad debt which affected results materially.

For the three months ended September 30, 2005 revenue increased by $847,694 or 11% to $8,512,981. This compares to $7,665,287 for the corresponding period of prior year. The increase resulted from improved performance by the health and bio-product segment in 2005; the sales in the aquatic product segment decreased by $0.6 million compared to the third quarter of 2004 but it was covered by the increase in sales of health and bio-product at $1.4 million. In third quarter of 2004, the production in the aquaculture product segment resumed from major renovations of our factory during the first half of 2004, as customers required more products after the long renovations period of 2004. The 2005 increase of revenue from the health and bio-product segment was due to the fact that in the current quarter, sales included three months of operating results of Jiahua Marine, compared to one and a half month of operating results in 2004 as Jiahua Marine was acquired in August 17, 2004.

Cost of sales increased by $490,440 or 11% to $5,065,821 from $4,575,381 for the three months ended September 30, 2005, as compared to the corresponding period of the prior year. Approximately 78% of the increase was due to the increased activities in the health and bio-product segment as that segment operated since the acquisition of Jiahua Marine from August 2004. The overall percentage of increase in cost of sale is almost the same as that of revenue, supporting a stable gross profit ratio in our company.

Selling and distribution expenses decreased by $72,913 or 58% to $51,862 for the three months ended September 30, 2005, as compared to the corresponding period of the prior year. The decrease was the result of better cost control in the current quarter.

Advertising expenses increased by $303,551 or 56% from $542,409 as compared to the corresponding period of prior year. The primary factor responsible for the increase was that HQSM acquired Jiahua Marine (as part of its acquisition of Sealink) in August 2004, representing one and a half month of advertising expenses for last year compared to three months of advertising expenses in current quarter.

General and administrative expenses decreased by $350,678 or 41% to $497,576 as compared to the corresponding period of the prior year. In 2004, our company went public which required a high level of resources to be allocated to that activity. In 2005, management improved their cost control to reduce the expenses to current level.

Depreciation decreased by $17,063 or 7% to $238,593 as compared to the corresponding period of prior year. The decrease was caused by several assets being fully depreciated in last quarter, thus requiring less depreciation in 2005 compared to the corresponding period of the 2004.

Provision for doubtful accounts increased to $197,226 in the current quarter from a recovery of $2,284,953 for the corresponding quarter of previous year. The 2004 expense was the result of providing conservatively the slow paying customers as application of our Group policy.

Profit from operations, before considering the bad debt recovery of the 2004 third quarter, improved from $1,318,812 in 2004 to $1,615,943, an increase of 22% or $297,131. The improvement is related to higher volume and gross profit in 2005 compared to 2004, added to better control of our costs.

Finance costs decreased to $96,474 from $136,361 for the three months ended September 30, 2005 as compared to the corresponding period of the prior year, a 29% or $39,887 decrease. The decrease was mainly due to the interest on debenture issued at acquisition of Jiahua Marine in August 2004, which was almost totally paid since..


Other expenses decreased from $68,551 for the three months ended September 30, 2004 to $25,268 for the three months ended September 30, 2005, a 63% or $43,283 decrease. The main reason of the decrease was the reduction of the insurance for the vessels and some sailors being released since the first quarter of 2005.

Profit before income taxes decreased to $1,494,201 in the current 2005 quarter from $3,398,853 in the comparative 2004 quarter, a 56% reduction over 2004. That decrease was the result of a bad debt recovery in 2004 which was not repeated in 2005. Without considering that unusual bad debt recovery, profit before income taxes would be higher in the current 2005 quarter by approximately $380,000 over the same quarter of 2004. That improvement of $380,000 in 2005 is the result of an overall higher volume and gross profit in the 2005 quarter, added to better controls of our costs.

Current income taxes increased from zero to $138,360 in the current period. Such increase was due to the fact that Jiahua Marine and HQOF earned taxable income for the three months ended September 30, 2005 while Jiahua Marine was under two years tax-free holiday and HQOF suffered a loss for the three months ended September 30, 2004.

Deferred income tax decreased by $148,062 from $165,303 to $17,241 for the three months ended September 30, 2005. The decrease was due to the temporary differences arising from provision for bad debts and the bad debts recovery recorded in 2004.

The net income attributable to shareholders decreased by $1,894,950 or 59% to $1,338,600. The decrease was due to the non-recurring bad debt recovery of 2004 of approximately $2.3 million.

Results of Operations - Nine Months Ended September 30, 2005 as Compared to Nine Months Ended September 30, 2004

One of our subsidiaries, Jiahua Marine was engaged in manufacturing and selling of health and bio-products. During the nine months ended September 30, 2005 and 2004, Jiahua Marine contributed $6,968,715 and $ 1,187,648 to the revenue of the Group, respectively. The increase in volume is due to the integration of Jiahua Marine from acquisition date of August 2004. The gross profit ratio for this segment was around 85% for both periods and the major expense for this segment was advertising, corresponding to about 38% and 46% of sales for the nine months ended September 30, 2005 and 2004, respectively. The net profit of this segment was $2,551,442 and $499,249 for the nine months ended September 30, 2005 and 2004 respectively. The increase was due to Jiahua Marine being acquired in August 2004.

The other  principal  activity  of the Group  remained to be  manufacturing  and selling of aquatic products. The revenue contributed by this segment was $11,076,907 and $7,179,931 for the nine months ended September 30, 2005 and 2004, respectively. The gross profit ratio of this segment was 18% for the nine months ended September 30, 2005 compared to gross profit ratio of 28% for the nine months ended September 30, 2004. This segment's contribution to net income was $688,120 for the current period while it showed a net profit of $1,001,819 for the corresponding period of 2004. Since the production was stopped in the first half of 2004 because of major renovations in the factory in that period, the profit of 2004 was due essentially to the recovery of bad debt in that period.

For the nine months ended September 30, 2005 revenue increased by $9,678,043 or 116% to $18,045,622 from $8,367,579 for the corresponding period of the prior year. The increase resulted from a better performance by both segments: the aquatic product segment saw its sales increase by $3.9 million compared to the corresponding period of 2004 as its activities resumed normal levels in 2005. The production of the first half of 2004 was almost stopped due to renovations experienced in that period. Furthermore, for the health and bio-product segment, since its operations were acquired in August 2004, there was one and a half month of activities in our Group for that segment in 2004 compared to nine months for 2005. This segment saw its sales increasing by $5.8 million compared to the corresponding period of 2004.

Cost of sales increased by $4,761,401 or 89% to $10,085,144  from $5,323,743 for the nine months ended September 30, 2005, as compared to the corresponding period of the prior year. Approximately 78% of the increase was due to the increased activities in the aquatic products segment as the company was in a reconstruction process in 2004 while balance of the increase was due to the acquisition of Jiahua Marine in August 2004.

Selling and distribution expenses decreased by $62,729 or 28% to $158,247 for the nine months ended September 30, 2005, as compared to the corresponding period of the prior year. The decrease was the result of better cost control in current period.

Advertising expenses increased by $2,134,553 from $542,409 as compared to the corresponding period of prior year. The primary factor responsible for the increase was that HQSM acquired Jiahua Marine (as part of its acquisition of Sealink) in August 2004, as Jiahua Marine requires significant advertising expenditures for the promotion of its neutraceutical products to achieve customer recognition which is consistent with industry practices.

General and administrative expenses decreased by $563,628 or 25% to $1,654,630 as compared to the corresponding period of the prior year. In 2004, our Company went public which required a high level of financial resources to be allocated to that activity. Also, in 2005, management improved costs resulting in the decrease in such expenses in 2005.

Depreciation increased by $305,301 to $719,635 as compared to the corresponding period to the previous year. The increase was due to the effect in the current period of improvements in plant and machinery which were made in the first half of 2004 by HQOF, and additional assets purchased through the acquisition of Jiahua Marine in mid-August 2004.

Provision for doubtful accounts increased to $26,594 for the 9 months period of 2005 from a recovery of $1,015,291 for the corresponding period of 2004. The increase was the result of providing conservatively the slow paying customers as application of our Group policy.

Profit from operations, before considering the bad debt recovery of the 2004 nine months period, improved from a loss of $352,141 in 2004 to a profit of $2,724,410 in 2005, an improvement of $3,076,551. The improvement is mostly related to higher volume and gross profit in 2005 compared to 2004, resulting from the acquisition of Hainan Jiahua in August 2004 and to HQOF having resumed its normal level of activities in the third quarter of 2004.

Finance costs increased to $278,457 from $179,986 for the nine months ended September 30, 2005 as compared to the corresponding period of the prior year, a 55% or $98,471 increase. The increase was due to financing costs incurred in the health and bio-product segment in 2005, which were inexistent in the Group in 2004 as Jiahua Marine was acquired in August 2004.



Other expenses decreased from $251,646 for the nine months ended September 30, 2004 to $145,147 for the nine months ended September 30, 2005, a 42% or $106,499 decrease. The main reason of the decrease was the reduction of the insurance for the vessels and some sailors being released since the first quarter of 2005.

Profit before income taxes increased to $2,300,806 for the 9 months period ending September 30th, 2005, from a profit of $231,518 for the corresponding period of 2004. That improvement is the result of higher sales volume with better margins in 2005 resulting from the acquisition of Hainan Jiahua having an effect for 9 months in 2005, and also to the activities of HQOF having resumed its normal levels after the renovation period of 2004.

Current income taxes increased from zero to $268,558 in the current period as compared to the corresponding period of 2004. Such increase was due to the fact that Jiahua Marine and HQOF earned taxable income for the nine months period ended September 30, 2005 while Jiahua Marine was under a two years tax holiday in 2004 and HQOF suffered a loss for the nine months period ended September 30, 2004.

Deferred income tax decreased by $148,063 from $199,390 to $51,327 for the nine months ended September 30, 2005. The decrease was due to the temporary differences arising from provision for bad debts and the bad debts recovery recorded in 2004.

Minority interest decreased from $337,944 to zero. The change resulted from HQSM's acquisition of the 15.58% minority interest of HQOF in August 2004.

The net income attributable to shareholders was $1,980,921 for the nine months ended September 30, 2005, compared with a net profit attributable to shareholders of $370,072, a $1,610,849 or 4 times increase. The increase was due to higher sales and related margins in the aquatic segment in 2005 compared to 2004, and the newly acquired bio-product segment having taken its full effect in 2005.

LIQUIDITY AND CAPITAL RESOURCES

In 2005, we have funded our capital requirements through cash flow generated from operations and issuance of share capital. As of September 30, 2005 we had a cash balance of $ 4,265,370 and a working capital surplus of $5,174,076. This compares with a cash balance of $4,551,505 and a working capital surplus of $1,471,961 as of December 31, 2004.

Management believes that, from time to time, we may attempt to raise financing through some combination of commercial bank borrowings or the private or public sale of equity or debt securities, in an effort to ensure that we have access to sufficient funds to meet our needs. However, future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. We cannot assure you that these efforts, together with items described above, will be sufficient to fund our growth, or that external funding will be available to us at favorable interest rates or at all. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.


SUBSEQUENT EVENT

In October 2005, our Company entered into an agreement with Amalgamated Resources Holdings Inc (Alps), a Florida based corporation, in order to obtain from Alps loan guarantees of up to $70 millions. Our Company, only upon exercise of those guarantees, committed to appoint two representatives of Alps to our Board of Directors; also, upon exercise of those guarantees, Alps will receive as collateral a block of control shares from the founders of our Company. No assurances can be given that our Company will exercise their rights in that respect. The funds are intended to be used to execute the roadmap announced earlier this year by our Company.

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors ("Investors") of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company shall receive proceeds of $4,681,250. The financing consisted of two components: (a) promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company's common stock, $0.001 par value (the "Common Stock") at a per share conversion price at the rate of $0.30 per share of Common Stock; and (b) Class A and Class B Warrants registered in the name of each Investor.


The Notes are due January 25, 2008. The Notes are convertible into shares of the Company's Common Stock at a per share conversion price at the rate of $0.30 per share of Common Stock. The Notes shall accrue interest on the principal amount of the Notes at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $0.30 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued to certain Finders, Warrants to purchase 1,741,667 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors except that the exercise price shall be $0.35 per Warrant Share.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

                            Description of Properties

We currently lease corporate premises approximately 4170 square feet from Doncaster Investments NV, Inc. for a five year period commencing November 22nd 2005 . The space is leased for $3,500 per month.. The property is in good condition and sufficient to meet our needs at this time. We do not plan to obtain additional space in the foreseeable future.

In addition to the above leased premises the company's fixed assets can be summarized as follows;

            Buildings and leasehold improvements      2,817,990
            Plant and Machinery                       8,461,585
            Motor vehicles                               68,580
            Office equipment and furnishings            126,470
                                                     ----------
                TOTAL                                11,474,625
            Less: accumulated depreciation            2,444,952

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to seven years, using the straight-lined method.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no certain transactions or have there been any proposed transactions during the last two years to which we were a party, or proposed to be a party, in which certain persons had a direct or indirect material interest.

                             EXECUTIVE COMPENSATION

The following table sets forth for the years ended December 31, 2005 and from March 17, 2004 (the date of the merger)through December 31, 2004 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our three other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000. No other officer had compensation of $100,000 or more for the years ended December 31, 2005 and from March 17, 2004 (the date of the merger)through December 31, 2004.


                                                                              Long Term Compensation
                     ---------------------------------------------------------------------------------------------------------------
                         Annual Compensation                       Awards                                      Payouts
                     ---------------------------------------------------------------------------------------------------------------
Name and                                                                                    Securities                    All Other
Principal                                              Other Annual     Restricted Stock    Underlying          LTIP       Compen-
Position             Year      Salary        Bonus     Compensation        Award (s)      Options/SARs (#)     Payouts     sation
------------------------------------------------------------------------------------------------------------------------------------
Norbert Sporns       2004    $112,500       $37,500         --                 --            500,000             --          --
Chief Executive                                                                       options to purchase
Officer                                                                                     shares of
                                                                                           common stock

                     2005    $165,000       $55,000         --                 --               --               --          --


Lillian Wang Li      2004    $112,500       $75,000         --                 --            500,000             --          --
Chairman of                                                                           options to purchase
   the Board of                                                                             shares of
   Directors                                                                               common stock

                     2005    $165,000     $110,000          --                 --               --               --          --


Harry Wang Hua       2004    $ 75,000     $ 75,000          --                 --            500,000             --          --
Chief Operating                                                                       options to purchase
Officer                                                                                     shares of
                                                                                           common stock

                     2005    $110,000     $110,000          --                 --               --              --           --


Jean-Pierre          2004    $ 41,700     $  8,300          --                 --            200,000            --           --
Dallaire                                                                              options to purchase
   Principal                                                                                shares of
   Financial                                                                            common stock (1)
   Officer/
   Principal        2005    $ 110,000    $ 27,500           --                 --               --              --           --
   Accounting
   Officer

(1) Mr. Dallaire's options vest as follows: 100,000 vested 2004, 33,333 vested in 2005, 33,333 will vest in year end 2006 and the remainder at year end 2007.


Unless otherwise restricted by the certificate of incorporation, the members of board of directors have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation thereafter. Members of special or standing committees may be allowed, like, for example, compensation for attending committee meetings.

Options/SAR Grants in Last Fiscal Year

None.

Audit Committee Financial Expert

As stated above, we recently appointed three independent non-executive directors to our board of directors. We consider one of our independent directors, Mr. Jacques Vallee, to be an audit committee financial expert within the meaning of the applicable Securities and Exchange Commission rules and regulations.

Employment Agreements

In April 2004, we entered into employment agreements with our top executive officers to secure their commitment to continued service to our company.

Lillian Wang Li's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Ms. Wang's employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of her term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

Harry Wang's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Wang's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Norbert Sporns' employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns' employment with cause, or without cause upon at least ninety written notice. In the event Mr. Sporns' employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment;
(3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

In September 2004, we entered into employment with our Chief Financial Officer to secure its commitment to continued service to our company. Jean-Pierre Dallaire's employment agreement has a term of five (5) years, commencing on September 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Dallaire with an annual bonus of at least $25,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (10%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Dallaire's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Dallaire's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $25,000 for the rest of his term from the date of termination of his employment;
(3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Stock Incentive Plan

On April 14, 2004, our board of directors formally adopted the Process Equipment, Inc. 2004 Stock Incentive Plan (the "Plan"). The holders of a majority of our outstanding common stock have given their consent to approve the adoption of this Plan. The purpose of the Plan is to increase our ability to attract and retain talented employees, consultants and directors and thereby enhance our growth and profitability. Under the Plan, options to purchase common stock, including "incentive stock options", within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, restricted stock awards, non-qualified stock options and other equity-based compensation, may be awarded to directors, officers, employees, consultants or other agents.

The board of directors or a committee of independent directors appointed by the board of directors administers the Plan and selects those employees and others who are eligible to participate. The total number of stock reserved and available for grant and issuance pursuant to the Plan will be the lesser of (i) 8% of common stock outstanding (determined on a fully diluted basis exclusive of common stock issued or issuable pursuant to options and other awards granted under the Plan) or (ii) 8,000,000 shares of common stock.

As of the date of this prospectus, no options for shares of our common stock have been granted under the Plan. However, our board of directors has authorized the grants of options exercisable for an aggregate of 5,000,000 shares pursuant to the Plan.

                              Financial Statements

The financial statements required by this Item, the accompanying notes thereto and the reports of independent accountants are included as part of this Form SB-2 immediately following the signature page.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2004 or any interim period. We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

                             ADDITIONAL INFORMATION

We have filed with the Commission a post-effective registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of HQ Sustainable Maritime Industries, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Officers And Directors.

As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. Other Expenses Of Issuance And Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:



Securities and Exchange Commission Fee
Accountants' Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
Printing and Mailing Costs
Miscellaneous
      TOTAL
*to be provided in the final prospectus

ITEM 26. Recent Sales Of Unregistered Securities.
Recent Sales of Unregistered Securities


On March 17, 2004, in connection with the merger of all of the capital stock of Jade Profit Investment Limited, a British Virgin Islands limited liability corporation, into Process Equipment, Inc., we issued:

(a) 21,355,200 shares of our common stock to four shareholders, in a private placement under Section 4(2) of the Securities Act;

(b) warrants to acquire an additional 27,068,570 shares of newly-issued common stock to four shareholders. The warrants' exercise price was $0.00 per share. The warrants were issued instead of shares due to the lack of sufficient authorized numbers of shares of common stock, which were issued after shareholders approval was obtained. The warrants were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. All of the warrants were exercised in full in May 2004 after the shareholders approved the increase of the authorized shares of common stock.

On May 28, 2004, we issued 18,600 shares of our common stock and 150,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 17, 2004, we entered into a Purchase Agreement ("Nutraceutical Purchase Agreement") with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), and Sealink Wealth Limited, a British Virgin Islands limited liability corporation ("Sealink"), whereby we acquired Sealink, SSC's wholly owned subsidiary, on the terms and conditions as specified therein. The Nutraceutical Purchase Agreement has been filed as an exhibit to the report we filed on Form 8-K on August 18, 2004.

The consideration is payable by HQSM in the following manner:

(i) On August 27, 2004, $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing; and

(ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. The note will accrue interest at the rate of 5% per annum and is convertible into: first, one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and thereafter, the remaining principal amount of the note equal to US$11,011,345 into 15,732,493 shares of HQSM's common stock. On November 18, 2004, the $11,011,345 promissory note was converted to 15,732,493 shares of HQSM's common stock.

On August 31, 2004, we issued 35,411 shares of our common stock to three parties in consideration of $24,508.

In October, 2004, we issued 570,351 shares of our common stock to nineteen parties in consideration of $217,340.

In November, 2004, we issued 641,169 shares of our common stock to twenty-six parties in consideration of $177,737.

On November 18, 2004, we issued 89,285 shares of our common stock to our three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $25,000 of their salaries.

In December, 2004, we issued 919,964 shares of our common stock to twenty-nine parties in consideration of $285,286.

On December 1, 2004, we issued 18,600 shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting at $5,394. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth in consideration of $261.

On December 1, 2004, we issued 520,685 shares of our common stock to John O'Shea, Henry S. Krauss, Daniel Luskind and Marika Xirouhakis in consideration of their services rendered to us as financial advisors in our Spring 2004 reverse merger.

On December 22, 2004, we issued 18,750 shares of our common stock and 50,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting at $6,562.50.

In January 2005, we issued 124,167 and 240,000 shares of our common stock to Lucky Ventures Resources Limited in consideration of the financial consultant services rendered to us by that firm and Paul Courteau in consideration of the consultant service rendered to us by that individual, respectively. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

In February 2005, we issued 53,571 shares of our common stock to three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $15,000 as their salaries.

During the first quarter of 2005, we issued 2,651,998 shares of our common stock, pursuant to Regulation S promulgated under the Securities Act, to ninety-five parties for a gross consideration of $745,230 and net proceeds of $265,541, after payment of escrow, finders' and other fees.

In April 2005, we issued 33,000 shares of our common stock to three  independent
non-executive   directors   Jacques   Vallee,   Fred  Bild  and  Daniel  Too  in
consideration of $15,000 as their salaries.

During the second quarter of 2005, we issued 1,888,665 shares of our common stock, pursuant to Regulation S promulgated under the securities Act, to fifty parties for a gross consideration of $400,595 and net proceeds of $144,214, after payment of escrow, finders' and other fees.

In April 2005, we issued 148,000 shares to an independent professional party, for services rendered to our Company as compensation for professional fees of $51,800.

On January 25, 2006, we issued to a group of private investors (a) promissory notes of the Company ("Note" or "Notes"), in the principal aggregate amount of $5,225,000 and (b) Class A and Class B Warrants registered in the name of each Investor.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, either through Regulation S for non-United States citizens or entities or as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 27. Exhibits.

The following exhibits are included as part of this Registration Statement.

 Exhibit No.       Description of Exhibit
-----------        ----------------------

2 Agreement and Plan of Merger, dated as of March 17, 2004, by and among Process Equipment, Inc., Process Equipment Acquisition Corporation and Jade Profit investment Limited (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004.

3.1 Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission file No. 0-18980), filed with the Commission on April 28, 2004.

3.2                Bylaws   of  HQ   Sustainable   Maritime   Industries,   Inc.
                   (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission file No. 0-18980), filed with the Commission on April 28, 2004.

4                  Process   Equipment,   Inc.   2003   Stock   Incentive   Plan
                   (incorporated by reference to the Report on Form 14-C (commission File Number 0-18980), filed with the Commission on April 28, 2004.

5                  Opinion of Joseph I. Emas, P.A.


10.1 Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.2 Form of Option Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.3 Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.4 Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.5 Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.6 Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.7 Purchase Agreement, dated as of August 17, 2004, among HQ Sustainable Maritime Industries, inc., Sino-Sult Canada (S.S.C.) Limited and Sealink Wealth Limited (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on August 18, 2004.

10.8 Purchase Agreement, dated as of August 17, 2004, between Jade Profit Investment Limited and Hainan Fuyuan Investment Company Limited (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on August 18, 2004.

10.9 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.10 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.11 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form
                   10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.12 Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on August 13, 2004.

10.13 Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallee (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on August 13, 2004.

10.14 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

10.15 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

10.16 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

[RECENT 8-K EXHIBITS]

14 Code of Ethics (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

16 Letter, dated May 18, 2004 from Baum & Company, P.A., the Registrant's former principal accountants, to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-B (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on May 18, 2004.

21                 Subsidiaries of the Registrant

23.1               Consent of Rotenberg & Co. LLP

23.2               Consent of Joseph I. Emas (included in Exhibit 5).

24 Power of Attorney (included on signature page to this Registration Statement).

ITEM 28. Undertakings.

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

               (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou, People's Republic of China, on the date specified below.

Dated: February 24, 2006

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on February 24, 2006.



By: /s/ Norbert Sporns
   --------------------------------------------
   Name: Norbert Sporns
   Title: Chief Executive Officer and President


By: /s/ Norbert Sporns
   --------------------------------------------
   Name: Norbert Sporns
   Title: Chief Executive Officer and President


By: /s/ Jean-Pierre Dallaire
   --------------------------------------------
   Name: Jean-Pierre Dallaire
   Title: Principal Accounting Officer

                                POWER OF ATTORNEY

We, the undersigned director and officer of HQ Sustainable Maritime Industries, Inc., do hereby constitute and appoint Norbert Sporns, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

By: /s/ Norbert Sporns
   --------------------------------------------
   Name: Norbert Sporns
   Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                                DATE
---------                    -----                                ----


 /s/ Norbert Sporns          Chief Executive Officer,         February 24, 2006
-------------------------    President and Director
Norbert Sporns               (Principal Executive Officer)


 /s/ Lillian Wang            Secretary, Chairman of the        February 24, 2006
-------------------------    Boardof Directors, and Director
Lillian Wang

 /s/ Harry Wang              Chief Operating Officer and       February 24, 2006
-------------------------    Director
Harry Wang

 /s/ Jacque Vallee           Director                          February 24, 2006
-------------------------
Jacque Vallee

/s/ Fred Bild                Independent Non-executive         February 24, 2006
-------------------------    Director
Fred Bild

 /s/ Daniel Too              Independent Non-executive         February 24, 2006
-------------------------    Director
Daniel Too

 /s/ Jean-Pierre Dallaire    Chief Financial Officer and       February 24, 2006
-------------------------    Financial Controller
Jean-Pierre Dallaire         (Principal Financial Officer)

 /s/ Fusheng Wang            Honorary Chairman and Director    February 24, 2006
-------------------------
Fusheng Wang

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

               CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                          F-2

Consolidated Balance Sheets as of December 31, 2004 and
April 30, 2004                                                        F-3 - F-4

Consolidated Statements of Income for the eight months ended
December 31, 2004 and 2003                                            F-5

Consolidated Statements of Changes in Shareholders' Equity
for the eight months ended December 31, 2004 and 2003                 F-6 - F-7

Consolidated Statements of Cash Flows for the eight months ended
December 31, 2004 and 2003                                            F-8

Notes to Consolidated Financial Statements                            F-9 - F-23

INDEPENDENT AUDITORS' REPORT

The Board of Directors
HQ Sustainable Maritime Industries, Inc. and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the eight months ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the results of their consolidated operations and their consolidated cash flows for the eight months ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
March 16, 2005

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                           CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2004 AND APRIL 30, 2004

                                     ASSETS
                                     ------


                                                     December 31,     April 30,
                                                         2004           2004
                                                     ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents                          $  4,551,505   $  5,854,623
  Trade receivables, net of provision                   5,406,172      2,368,364
  Inventory                                               228,564         79,527
  Prepayments                                               1,932         45,052
  Due from related parties, net of provision              388,506        188,802
  Due from directors                                         --           42,613
  Advance to employee                                      27,918           --
  Tax recoverable                                          81,602         81,602
                                                     ------------   ------------
  TOTAL CURRENT ASSETS                                 10,686,199      8,660,583
                                                     ------------   ------------

OTHER ASSETS
  Deferred taxes                                        1,209,790      1,403,609
                                                     ------------   ------------

PROPERTY, PLANT AND EQUIPMENT, NET                      9,029,673      2,211,633
                                                     ------------   ------------
CONSTRUCTION IN PROGRESS, NET                                --        3,378,990
                                                     ------------   ------------

VESSELS HELD FOR SALE                                        --             --
                                                     ------------   ------------

TOTAL ASSETS                                         $ 20,925,662   $ 15,654,815
                                                     ============   ============







The accompanying notes are in integral part of the consolidated financial statements

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                           CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2004 AND APRIL 30, 2004

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   December 31,      April 30,
                                                       2004            2004
                                                   ------------    ------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses            $  4,204,630    $  1,503,109
  Deposit received from customers                          --            37,452
  Bank loans                                          4,457,831       3,012,048
  Amount due to related parties                          86,994            --
  Due to directors                                      209,361            --
  Convertible notes                                     255,422         255,422
  Subscription received                                    --         1,848,410
                                                   ------------    ------------
  TOTAL CURRENT LIABILITIES                           9,214,238       6,656,441
                                                   ------------    ------------

OTHER LIABILITIES
  Promissory note                                       100,000            --
                                                   ------------    ------------

TOTAL LIABILITIES                                     9,314,238       6,656,441

MINORITY INTEREST                                          --          (397,910)

SHAREHOLDERS' EQUITY
  Share capital                                          95,055          25,000
  Additional paid-in capital                         13,099,205      13,121,114
  Reserves                                            1,146,316         957,656
  Accumulated losses                                 (2,729,152)     (4,707,486)
                                                   ------------    ------------

TOTAL SHAREHOLDERS' EQUITY                           11,611,424       9,396,284
                                                   ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                           $ 20,925,662    $ 15,654,815
                                                   ============    ============








The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                              STATEMENTS OF INCOME
              FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2004 AND 2003

                                                   May 1, 2004 to       May 1, 2003 to
                                                 December 31, 2004    December 31, 2003
                                                 -----------------    -----------------
SALES                                            $      20,782,264    $      10,780,448

COST OF SALES                                           15,637,756            7,456,045
                                                 -----------------    -----------------
GROSS PROFIT/(LOSS)                                      5,144,508            3,324,403

SELLING AND DISTRIBUTION EXPENSES                          331,379              474,231

ADVERTISING                                              1,674,988                 --

GENERAL AND ADMINISTRATIVE EXPENSES                      1,871,275              672,681

DEPRECIATION                                               509,300              210,411

PROVISION FOR DOUBTFUL DEBTS                                  --                800,264
                                                 -----------------    -----------------
INCOME/(LOSS) FROM OPERATIONS                              757,566            1,166,816

FINANCE COSTS                                              400,064              304,344

OTHER INCOME                                            (2,340,895)             (94,984)

OTHER EXPENSES                                             139,525              188,296
                                                 -----------------    -----------------

INCOME/(LOSS) BEFORE INCOME TAXES                        2,558,872              769,160

INCOME TAXES
  CURRENT                                                     --                   --
  DEFERRED                                                 193,819              120,511
                                                 -----------------    -----------------
NET INCOME/(LOSS) BEFORE MINORITY INTEREST               2,365,053              648,649

MINORITY INTEREST                                         (235,006)            (158,127)
                                                 -----------------    -----------------
NET INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS   $       2,130,047    $         490,522
                                                 =================    =================
NET INCOME/(LOSS) PER SHARE
  BASIC AND DILUTED                              $             .03    $             N/A
                                                 =================    =================

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING               69,770,366                  N/A
                                                 =================    =================

The accompanying notes are in integral part of the consolidated financial statement


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2004


                                                                         Additional
                                                 Share capital             paid-in                     Accumulated
                                              Share       Par value        capital        Reserves        losses           Total
                                          ------------   ------------   ------------    ------------   ------------    ------------


Balance at April 30, 2004                   25,000,000         25,000     13,121,114         957,656     (4,707,486)      9,396,284
                                          ------------   ------------   ------------    ------------   ------------    ------------

Issued 70,055,123 share at $0.001 each      70,055,123         70,055     22,533,644            --             --        22,603,699

Net income for the period of 8 months             --             --             --              --        2,130,047       2,130,047

Transfer to reserve                               --             --             --           151,713       (151,713)           --

Capital reserve accrued during the period         --             --             --            36,947           --            36,947

Adjustment from acquisition of Assets
under cost basis                                  --             --      (22,555,553)           --             --       (22,555,553)

                                          ------------   ------------   ------------    ------------   ------------    ------------
Balance at December 31, 2004                95,055,123   $     95,055   $ 13,099,205    $  1,146,316   $ (2,729,152)   $ 11,611,424
                                          ============   ============   ============    ============   ============    ============








The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2003


                                                                     Additional
                                              Share capital           paid-in                   Accumulated
                                           Share       Par value      capital      Reserves        losses         Total
                                        -----------   -----------   -----------   -----------   -----------    -----------


Balance at April 30, 2003                    10,000           100    12,731,114       778,550    (2,504,912)    11,004,852
                                        -----------   -----------   -----------   -----------   -----------    -----------

Net income for the period of 8 months          --            --            --            --         490,522        490,522

Transfer to reserve                            --            --            --         179,106      (179,106)          --

                                        -----------   -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2003                 10,000   $       100   $12,731,114   $   957,656   $(2,193,496)   $11,495,374
                                        ===========   ===========   ===========   ===========   ===========    ===========














The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                            STATEMENTS OF CASH FLOWS
                           FOR THE EIGHT MONTHS ENDED
                           DECEMBER 31, 2004 AND 2003

                                                             May 1, 2004 to       May 1, 2003 to
                                                           December 31, 2004    December 31, 2003
                                                           -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income / (loss)                                      $       2,130,047    $         490,522
  Adjustments to reconcile net income to net cash
  provided by operating activities :
  Increase/(decrease) in  provision for doubtful account          (2,535,047)          (2,535,047)
  Goodwill adjusted for reorganization process                   (22,555,553)                --
  Depreciation                                                       509,300              210,411
  (Increase)/decrease in assets:
    Inventory                                                         36,176               41,529
    Trade receivables, net of provisions                           3,821,544            1,393,289
    Prepayment                                                       296,398              253,396
    Advance to employee                                              (27,918)                --
    Taxation                                                            --               (174,917)
    Deferred taxes                                                   193,819               45,449
  Increase/(decrease) in liabilities:
    Accounts payables and accrued expenses                            84,054              (82,507)
    Deposit received from customers                                  (37,452)             (35,547)
    Promissory note                                                  100,000                 --
  Subscription received                                                 --                   --
                                                           -----------------    -----------------
Net cash used in operating activities                            (17,984,632)            (393,442)
                                                           -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment                      (409,000)          (2,742,198)
  Additions to construction in progress                                 --                   --
   Capital expenditure                                            (5,966,633)                --
  Cash received from acquisition                                   1,205,193                 --
                                                           -----------------    -----------------
Net cash used in investing activities                             (5,170,440)          (2,742,198)
                                                           -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock                                      20,755,288            1,915,746
  Received from/(payment to) directors                               251,975              (52,956)
  Received from/(payment to) related parties                         687,745              214,973
  Purchase of minority interest from shareholders                    397,910              158,127
  Repayment of bank loan                                            (240,964)                --

                                                           -----------------    -----------------
Net cash provided by financing activities                         21,851,954            2,235,890
                                                           -----------------    -----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           (1,303,118)            (899,730)

  Cash and cash equivalents, beginning of period                   5,854,623           11,937,510
                                                           -----------------    -----------------

  Cash and cash equivalents, end of period                 $       4,551,505    $      11,037,780
                                                           =================    =================
SUPPLEMENTARY CASH FLOWS DISCLOSURES
  Interest paid                                            $         225,661    $         387,395
                                                           =================    =================
  Taxes paid                                               $            --      $         249,979
                                                           =================    =================
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES
Note payable in connection with acquisition
  of Jiahua Marine                                         $         100,000    $            --
                                                           =================    =================


The accompanying notes are in integral part of the consolidated financial statements

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2004 AND APRIL 30, 2004

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries ("The Group"). All material inter-company accounts and transactions have been eliminated.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. TRADE RECEIVABLE

In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover estimated credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Group evaluates the credit risk of its customers utilizing historical data and estimates of future performance.

C. INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Group evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

D. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

            Buildings and leasehold improvement         2.25% - 9%
            Plant and machinery                         9% - 18%
            Motor vehicles                              18%
            Office equipment and furnishings            18%

E. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2004 and April 30, 2004 due to the relatively short-term nature of these instruments.

F. CONSTRUCTION IN PROGRESS

Construction in progress represents buildings, machinery and other fixed assets under construction or installation, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of purchase, construction and installation. Construction in progress is reclassified to the appropriate category of fixed assets when completed and ready for use. The management is of the opinion that no impairment loss is considered necessary at year-end.

G. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Group accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

H. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

I. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

J. FOREIGN CURRENCY TRANSLATION

The Group maintains its books and accounting records in Renminbi ("RMB"), the PRC's currency, being the functional currency. Translation of amounts from RMB in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.30. No representation is made that RMB amounts could have been or could be, converted into US dollar at that rate.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.


L. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

The Group does not always receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Group amounted to $175,065 and $290,023 for the eight months ended December 31, 2004 and 2003, respectively and are included in selling and administrative expenses in the accompanying consolidated statements of income.

M. EMPLOYEES' BENEFITS

Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

N. SEGMENTS

No geographical  segment analysis is provided,  as less than 10% of consolidated
revenues  and  less  than  10%  of   consolidated   income  from  operations  is
attributable to business segment other than the vertically  integrated  business of aquaculture  through  processing  and sales of farm-bred and ocean  harvested aquatic products.

Business segment for the eight months ended December 31, 2004

                                 Aquaculture      Health and      Unallocated
                                   products      bio-products        items       Consolidated
                                 ------------    ------------    ------------    ------------

 Sales to external customers     $ 17,539,976    $  3,242,288    $       --      $ 20,782,264
                                 ============    ============    ============    ============

 General and administrative
    expenses                             --              --        (1,871,275)     (1,871,275)
 Depreciation
 Selling expenses                    (303,171)        (28,208)           --          (331,379)
 Advertising                             --        (1,674,988)           --        (1,674,988)
 Finance costs                       (155,627)        (50,088)       (194,349)       (400,064)
 Profit before taxation             3,240,259       1,005,557      (1,686,944)      2,558,872
 Taxation                            (193,819)           --              --          (193,819)
 Profit for the year             $  2,811,434    $  1,005,557    $ (1,686,944)   $  2,130,047
                                 ============    ============    ============    ============

 Segment assets                  $ 13,412,191    $  7,452,718    $     60,753    $ 20,925,662
                                 ============    ============    ============    ============

 Segment liabilities             $  4,809,501    $  2,932,717    $  1,572,020    $  9,314,238
                                 ============    ============    ============    ============

 Other segment items
   Depreciation                  $   (380,933)   $   (124,068)   $     (4,299)   $   (509,300)
   Capital expenditure           $    377,117    $        325    $     31,558    $    409,000
                                 ============    ============    ============    ============

O. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

P. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of trade accounts receivable. The Group performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Q. RECENT PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this SFAS is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this SFAS are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This SFAS shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" "Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.


In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of Transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS
140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

Management does not expect these recent pronouncements to have a material impact on the Company's consolidated financial position or results of operations.

4. TRADE RECEIVABLE

The Group's trade receivable at December 31, 2004 and April 30, 2004 are summarized as follows:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------
Trade receivable                           $       5,406,172   $       4,721,411
Less: Allowance for doubtful accounts                   --             2,353,047
                                           -----------------   -----------------
                                           $       5,406,172   $       2,368,364
                                           =================   =================

The activity in the Group's allowance for doubtful accounts during the eight months ended December 31, 2004 and for the four months ended April 30, 2004 is summarized as follows:


                                          December 31, 2004      April 30, 2004
                                          -----------------    -----------------
Balance at beginning of year              $       2,353,047    $         829,716
Add: amounts provided during the year                  --              1,523,331
Less: amounts written off during the year        (2,353,047)                --
                                          -----------------    -----------------
Balance at end of year                    $            --      $       2,353,047
                                          =================    =================
5. PROPERTY, PLANT AND EQUIPMENT
                                          December 31, 2004      April 30,2004
                                          -----------------    -----------------
Cost :
Buildings and leasehold improvement       $       2,817,990    $          61,254
Plant and machinery                               8,461,585            3,038,046
Motor vehicles                                       68,580               65,493
Office equipment and furnishings                    126,470               48,793
                                          -----------------    -----------------
                                                 11,474,625            3,213,586

Less Accumulated depreciation:
Buildings and leasehold improvement                 273,479               37,196
Plant and machinery                               2,050,400              892,133
Motor vehicles                                       55,228               45,463
Office equipment and furnishings                     65,845               27,161
                                          -----------------    -----------------
                                                  2,444,952            1,001,953

                                          -----------------    -----------------
Property, plant and equipment, net        $       9,029,673    $       2,211,633
                                          =================    =================

Depreciation expenses relating to property, plant and equipment was $509,300 and $210,411 for the eight months ended December 31, 2004 and 2003, respectively.

6. INVENTORIES
                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Raw materials                              $          84,569   $          44,588
Work-in-progress                                      82,609                --
Finished goods                                        61,386              34,939

                                           -----------------   -----------------
Total Inventories                          $         228,564   $          79,527
                                           =================   =================
7. PREPAYMENT

Prepayment represents advances to suppliers.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2004 and April 30, 2004 are summarized as follows:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Accounts payable                           $         146,026   $          97,148
Accrued expenses                                   4,058,604           1,405,961

                                           -----------------   -----------------
                                           $       4,204,630   $       1,503,109
                                           =================   =================


9. BANK LOANS

As at December 31, 2004, the Group has 3 expired loans from banks at an amount of $1,807,229, $963,855 and 1,686,747 bearing an interest of 6.588%, 6.588% and
5.04% per annum, respectively. As at the date of the report, the Group is in negotiation with the bankers to extend and expects to have the loans extended for not less than one year to December 2005. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.



                                      F-17
10. INCOME TAXES

HQOF registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF was subject to a tax rate of 7.5% during 2003. HQOF is entitled to a two-year tax free and three-year half tax holidays from 2001 commencing with the first profit-making year. Further, the newly acquired subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with the first profit-marking year. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the eight months ended December 31, 2004 is as follows:

Statutory tax rate                          15.0%
Tax holidays and concessions                (7.5%)
                                          -------
Effective tax rate                           7.5%
                                          =======

The Group's income before income taxes was comprised of the following for the eight months ended December 31, 2004 and 2003, respectively:

                                          December 31, 2004    December 31, 2003
                                          -----------------    -----------------

United States                             $      (1,694,305)   $            --
PRC                                               4,253,177              769,160

                                          -----------------    -----------------
                                          $       2,558,872    $         769,160
                                          =================    =================

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States.

The provisions for income taxes for the eight months ended December 31, 2004 and 2003, respectively,are summarized as follows:

PRC only:                                  December 31, 2004   December 31, 2003
                                           -----------------   -----------------

Current                                    $            --     $            --
Deferred tax                                         193,819             120,511

                                           -----------------   -----------------
                                           $         193,819   $         120,511
                                           =================   =================

Tax recoverable comprise the following:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Balance at beginning of the period         $          81,602   $          81,602
Income tax provided for the period                      --                  --
                                           -----------------   -----------------
As at the end of the period                $          81,602   $          81,602
                                           =================   =================

Deferred tax assets comprise the following:
                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Balance at beginning of the period         $       1,403,609   $       1,426,334
Deferred tax written off for the period              193,819              22,725

                                           -----------------   -----------------
As at the end of the period                $       1,209,790   $       1,403,609
                                           =================   =================

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.


12. CONVERTIBLE NOTES

In December 2002, the Company entered into a subscription agreement, non-interest bearing, with an accredited investor, for the sale of a $255,422 principal amount of convertible notes, in a private placement, to assist with the financing of operations in PRC. . In May 2004, a supplementary agreement was signed to extend the maturity date of the notes to May 2005.

13. RESERVES

The reserve funds are comprised of the following:

                                           December 31, 2004    April 30, 2004
                                           -----------------   -----------------

Statutory surplus reserve fund             $         739,580   $         681,877
Public welfare fund                                  369,790             275,779
Capital reserve                                       36,946                --

                                           -----------------   -----------------
                                           $       1,146,316   $         957,656
                                           =================   =================

Pursuant to the relevant laws and regulations of Sino-foreign joint venture enterprises, the profits of the HQ, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses in previous years, and made appropriations to reserve funds, as determined at the discretion of the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Jade Profit's Sino-foreign joint ventures are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

14. EMPLOYEE STOCK OPTION PLAN

On December 2, 2004, our board of directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan (the "Plan") to some of our executive officers and directors, as well as to several of our employees, as further detailed in this current report on Form 8-K. Each of these new stock options has up to a ten-year term, is subject to the terms and conditions of the Plan, and is priced at $0.28, which represents the fair market value as of the initial grant date of November 23, 2004.

Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 500,000 stock options. Lillian Wang, the Chairman of our board of directors, received 500,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 500,000 stock options; and Fusheng Wang, our director, Honorary Chairman and father of Ms. Wang, received 1,000,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 200,000 stock options. Mr. Dallaire's options are vested immediately as to 50% of the grant, with the remaining 50% vesting as follows:
1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007.

Further, our board of directors ratified grants of stock options to thirteen other employees of HQSM. These stock options are vested immediately as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our board of directors believes that these stock option grants will help our company to continue to attract, retain and incentivize our employees, directors and executive officers. In connection with these grants, our board of directors reserved 5,000,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our board of directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Norbert Sporns, Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

15. SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group's five largest customers accounted for 57.4% of the consolidated sales for the eight months ended December 31, 2004, in which all customers are in excess of 10% of consolidated sales, with 15.9%, 12.0% and 10.6% of consolidated sales, or an aggregate of 38.5% of consolidated sales.

At December 31, 2004, approximately 43.3% of trade receivables were from trade transactions with the aforementioned five customers.

16. WARRANTIES

The Group did not incur any warranty costs for the eight months ended December 31, 2004 and for the four months ended April 30, 2004.

17. COMMITMENTS AND CONTINGENCIES

A. CAPITAL  COMMITMENTS

As of December 31, 2004, the Group has no significant capital commitments required for disclosure.

B. LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

18. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.


19. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 17, 2004,  HQSM and Sealink,  as the parent and management  company of
Hainan  Jiahua  Marine   Bio-products   Company  Limited.   ("Jiahua   Marine"),
consummated  an Purchase  Agreement  whereby HQSM acquired all of the issued and outstanding  capital stock of Sealink in consideration is payable by HQSM in the following  manner:  $8,888,655 in the form of 12,698,078 shares of HQSM's common stock,  $0.001  par  value  per  share,  up to but not  exceeding  19.9%  of the outstanding  shares of HQSM's  common stock,  on a  fully-diluted  basis,  to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement.  The note will accrue interest at the rate of 5% per annum and is convertible  into: first one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series
A preferred  stock,  $0.001 par value per share, the proposed terms of which are described  below and are fully subject to receipt of all  necessary  shareholder consents and approvals,  and thereafter  the remaining  principal  amount of the note equal to US$11,011,345  into 15,730,493  shares of HQSM's common stock. The note is convertible  only upon  completion of an audit of HQSM's  acquisition of
Sealink and Jiahua Marine,  performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant.

The accompanying  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
December 31, 2004 and 2003 and the  Unaudited Pro Forma  Condensed  Consolidated
Statements of Income for the Eights Months ended December 31, 2004 and 2003, have been prepared to reflect the acquisition as if it had occurred as of May 1, 2003 the first day of the earliest period presented in the financial statements.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

                                          May 1 to Dec 31, 2004     May 1 to Dec 31, 2003
                                               (USD `000)                    (USD `000)

Turnover                                                 22,383                    16,409

Income from operations                                    2,893                     2,477

Net income attributable to shareholders                   4,156                     1,729
                                                         ======                    ======



                                      F-22


Total assets                                             23,340                    31,117
                                                         ======                    ======

Total liabilities                                        11,306                    14,879
                                                         ======                    ======


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------



                                               September 30, 2005    December 31, 2004
                                                  (Unaudited)            (Audited)
                                               ------------------   ------------------
CURRENT ASSETS
  Cash and cash equivalents                    $        4,265,370   $        4,551,505
  Trade receivables, net of provision                   8,845,415            5,406,172
  Inventory                                             1,033,826              228,564
  Prepayments                                              75,960                1,932
  Due from related parties, net of provision              456,874              388,506
  Advance to employees                                    130,304               27,918
  Tax recoverable                                          21,231               81,602
                                               ------------------   ------------------
  TOTAL CURRENT ASSETS                                 14,828,980           10,686,199
                                               ------------------   ------------------

OTHER ASSETS
  Deferred taxes                                        1,185,804            1,209,790
  Deferred cost                                           180,000                 --
                                               ------------------   ------------------
  TOTAL OTHER ASSETS                                    1,365,804            1,209,790
                                               ------------------   ------------------

PROPERTY, PLANT AND EQUIPMENT, NET                      8,310,039            9,029,673
                                               ------------------   ------------------

VESSELS HELD FOR SALE                                        --                   --
                                               ------------------   ------------------

TOTAL ASSETS                                   $       24,504,823   $       20,925,662
                                               ==================   ==================











The accompanying notes are in integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------



                                          September 30, 2005     December 31, 2004
                                             (Unaudited)             (Audited)
                                          ------------------    ------------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses   $        3,973,252    $        4,204,630
  Bank loans                                       4,562,269             4,457,831
  Tax payable                                        210,946                  --
  Due to related parties                             554,409                86,994
  Due to directors                                    98,606               209,361
  Convertible notes                                  255,422               255,422
                                          ------------------    ------------------
  TOTAL CURRENT LIABILITIES                        9,654,904             9,214,238
                                          ------------------    ------------------

OTHER LIABILITIES
  Promissory note                                    100,000               100,000
                                          ------------------    ------------------

TOTAL LIABILITIES                                  9,754,904             9,314,238
                                          ------------------    ------------------

SHAREHOLDERS' EQUITY
  Share capital                                      107,817                95,055
  Additional paid-in capital                      14,009,722            13,099,205
  Reserves                                         1,574,674             1,146,316
  Exchange difference                                234,296                  --
  Accumulated losses                              (1,176,590)           (2,729,152)
                                          ------------------    ------------------

TOTAL SHAREHOLDERS' EQUITY                        14,749,919            11,611,424
                                          ------------------    ------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                  $       24,504,823    $       20,925,662
                                          ==================    ==================







The accompanying notes are in integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                  Three Months Ended               Nine Months Ended
                                             September 30,   September 30,    September 30,   September 30,
                                                  2005            2004             2005            2004
                                             -------------   -------------    -------------   -------------

SALES                                        $   8,512,981   $   7,665,287    $  18,045,622   $   8,367,579

COST OF SALES                                    5,065,821       4,575,381       10,085,144       5,323,743
                                             -------------   -------------    -------------   -------------

GROSS PROFIT                                     3,447,160       3,089,906        7,960,478       3,043,836

SELLING AND DISTRIBUTION EXPENSES                   51,862         124,775          158,247         220,976

ADVERTISING                                        845,960         542,409        2,676,962         542,409

GENERAL AND ADMINISTRATIVE
   EXPENSES                                        497,576         848,254        1,654,630       2,218,258

DEPRECIATION                                       238,593         255,656          719,635         414,334

PROVISION FOR DOUBTFUL ACCOUNTS (RECOVERY)         197,226      (2,284,953)          26,594      (1,015,291)
                                             -------------   -------------    -------------   -------------

PROFIT  FROM OPERATIONS                          1,615,943       3,603,765        2,724,410         663,150

FINANCE COSTS                                       96,474         136,361          278,457         179,986



OTHER EXPENSES                                      25,268          68,551          145,147         251,646
                                             -------------   -------------    -------------   -------------

PROFIT BEFORE INCOME TAXES                       1,494,201       3,398,853        2,300,806         231,518

INCOME TAXES
  CURRENT                                          138,360            --            268,558            --

  DEFERRED                                          17,241         165,303           51,327         199,390
                                             -------------   -------------    -------------   -------------

NET PROFIT BEFORE MINORITY
   INTEREST                                      1,338,600       3,233,550        1,980,921          32,128

MINORITY INTEREST                                     --              --               --           337,944
                                             -------------   -------------    -------------   -------------

NET PROFIT ATTRIBUTABLE TO
   SHAREHOLDERS                              $   1,338,600   $   3,233,550    $   1,980,921   $     370,072
                                             =============   =============    =============   =============

NET PROFIT PER SHARE BASIC
   AND DILUTED                               $        0.01   $        0.05    $        0.02   $        0.01
                                             =============   =============    =============   =============

WEIGHTED AVERAGE COMMON SHARE
    OUTSTANDING - BASIC                        100,874,941      70,031,231       99,332,094      44,820,674
                                             =============   =============    =============   =============
WEIGHTED AVERAGE COMMON SHARE
   OUTSTANDING - DILUTED                       102,693,123      70,031,231      101,150,276      44,820,674
                                             =============   =============    =============   =============


The accompanying notes are in integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                                      2005            2004
                                                                  ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $  1,980,921    $     32,128
  Adjustments to reconcile net income to net cash provided
     by operating activities:

  Depreciation                                                         719,634         414,334
  (Increase)/decrease in assets:
     Inventory                                                        (805,262)       (351,590)
     Trade receivables, net of provisions                           (3,439,243)      3,942,164
     Prepayment                                                        (74,028)          4,262
     Advance to employee                                              (102,386)         (9,308)
     Deferred taxes                                                     23,986         199,390
  Increase/(decrease) in liabilities:
     Accounts payables and accrued expenses                           (231,378)       (865,226)
     Deposit received from customers                                   271,317         (28,661)
     Taxes payable                                                        --              --
                                                                  ------------    ------------
Net cash from by operating activities                               (1,656,439)      3,337,493
                                                                  ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment and construction
      in progress                                                         --        (1,062,149)
  Cash received from acquisition                                          --         1,205,193
                                                                  ------------    ------------
Net cash from by investing activities                                     --           143,044
                                                                  ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock                                           923,278         415,000
  (Payment to)/received from directors                                (110,756)         14,334
  Receive from related parties                                         399,047         601,888
  Capital expenditure                                                     --        (3,771,623)
  Purchase of minority interest from shareholders                         --           397,910
  Deferred guarantee cost for future financing                        (180,000)           --
  Inception/(Repayment) of loans                                       104,438      (6,265,061)
                                                                  ------------    ------------
Net cash from by financing activities                                1,136,008      (8,607,552)
                                                                  ------------    ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                               (520,431)     (5,127,015)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                                     234,296            --

  Cash and cash equivalents, beginning of period                     4,551,505      11,037,780
                                                                  ------------    ------------

  Cash and cash equivalents, end of period                        $  4,265,370    $  5,910,765
                                                                  ============    ============
SUPPLEMENTARY CASH FLOWS DISCLOSURES
  Interest paid                                                   $    256,578    $    850,799
                                                                  ============    ============

  Taxes paid                                                      $       --      $       --
                                                                  ============    ============
SUPPLEMENTARY DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
  Note payable in connection with acquisition of Jiahua Marine    $    100,000    $    100,000
                                                                  ============    ============

The accompanying notes are in integral part of the financial statements.

                     HQ SUSTAINABLE MARTIME INDUSTRIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                               SEPTEMBER 30, 2005
                    -----------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The unaudited  condensed  consolidated  financial  statements of HQ  Sustainable
Maritime Industries, Inc., or HQSM, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2004 was derived from the audited consolidated financial statements included in the Company's Annual Report Form 10-KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 - NATURE OF COMPANY


HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at September 30, 2005 and December 31, 2004 due to the relatively short-term nature of these instruments.

NOTE 6 - FOREIGN CURRENCY CONVERSION

The Company's financial information is presented in US dollars. The Group uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains and losses are recorded in exchange reserve as a component of shareholders' equity.

NOTE 7 - INCOME TAXES

Taxes are calculated in accordance with taxation rates currently effective in the PRC. The Company accounts for income taxes using the liability method.
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company's subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 7.5% during this quarter. HQOF and Jiahua Marine were entitled to a two-year tax exempted and three-year half tax rate holiday from 2001 and 2002 commencing with the first profit-making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

         Statutory tax rate                        15.0%
         Tax holidays and concessions              (7.5%)
                                              ----------
         Effective tax rate                         7.5%
                                              ==========

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.


NOTE 8 - SEGMENTS

No geographical segment analysis is provided for the nine months ended September
30, 2005 and 2004, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended September 30, 2005

                                      Aquaculture    Health and   Unallocated
                                        Product     Bio-product      Items       Consolidation
                                      -----------   -----------   -----------    -------------

Sales to external customers             5,919,597     2,593,384          --          8,512,981
                                      ========================================================

General and administrative expenses        71,702        21,228       404,646          497,576
Depreciation                              161,026        76,161         1,406          238,593
Selling expenses                           36,449        15,413          --             51,862
Advertising                                  --         845,960          --            845,960
Provision for doubtful accounts              --         197,226          --            197,226
Finance costs                              65,463        30,673           338           96,474
Profit before taxation                    860,607     1,023,963      (390,369)       1,494,201
Taxation                                   78,802        76,799          --            155,601
Profit for the period                     781,805       947,164      (390,369)       1,338,600
                                      ========================================================

Segment assets                         14,360,429     9,566,388       578,006       24,504,823
                                      =========================================================

Segment liabilities                     5,711,106     2,527,907     1,555,891        9,794,904
                                      ========================================================

Business segment for the nine months ended September 30, 2005


                                      Aquaculture    Health and   Unallocated
                                        Product     Bio-product      Items       Consolidation
                                      -----------   -----------   -----------    -------------

Sales to external customers            11,076,907     6,968,715          --         18,045,622
                                      ========================================================

General and administrative expenses       318,368        74,010     1,262,252        1,654,630
Depreciation                              488,674       226,783         4,178          719,635
Selling expenses                          105,566        52,681          --            158,247
Advertising                                  --       2,676,962          --          2,676,962
Provision for doubtful accounts              --          26,594          --             26,594
Finance costs                             181,947        92,703         3,807          278,457
Profit/(Loss) before taxation             801,008     2,758,439    (1,258,641)       2,300,806
Taxation                                  112,888       206,997          --            319,885
Profit/(Loss) for the period              688,120     2,551,442    (1,258,641)       1,980,921
                                      ========================================================

Segment assets                         14,360,429     9,566,388       578,006       24,504,823
                                      ========================================================

Segment liabilities                     5,711,106     2,527,907     1,555,891        9,794,904
                                      ========================================================





                                      F-31

Business segment for the three months ended September 30, 2004

                                      Aquaculture   Health and     Unallocated
                                        Product     Bio-product       Items       Consolidation
                                      -----------   -----------    -----------    -------------

Sales to external customers             6,477,639     1,187,648           --          7,665,287
                                      =========================================================

General and administrative expenses       189,191       (45,685)       704,748          848,254
Depreciation                              205,543        48,680          1,433          255,656
Selling expenses                          112,834        11,941           --            124,775
Advertising                                  --         542,409           --            542,409
Provision for doubtful accounts        (2,284,953)         --             --         (2,284,953)
Finance costs                              61,055         8,233         67,073          136,361
Profit/(Loss) before taxation           3,682,011       499,429       (782,587)       3,398,853
Taxation                                  165,303          --             --            165,303
Profit/(Loss) for the period            3,516,708       499,429       (782,587)       3,233,550
                                      =========================================================

Segment assets                         13,116,228     7,966,945      2,088,577       23,171,750
                                      =========================================================

Segment liabilities                     5,588,320     2,435,113     11,747,361       19,770,794
                                      =========================================================


Business segment for the nine months ended September 30, 2004

                                      Aquaculture   Health and     Unallocated
                                        Product     Bio-product       Items       Consolidation
                                      -----------   -----------    -----------    -------------

Sales to external customers             7,179,931     1,187,648           --          8,367,579
                                      =========================================================

General and administrative expenses       902,274       (45,685)     1,361,669        2,218,258
Depreciation                              363,266        48,680          2,388          414,334
Selling expenses                          209,035        11,941           --            220,976
Advertising                                  --         542,409           --            542,409
Provision for doubtful accounts        (1,015,291)         --             --         (1,015,291)
Finance costs                              66,690         8,233        105,063          179,986
Profit/(Loss) before taxation           1,201,209       499,429     (1,469,120)         231,518
Taxation                                  199,390          --             --            199,390
Profit/(Loss) for the period            1,001,819       499,429     (1,469,120)          32,128
                                      =========================================================

Segment assets                         13,116,228     7,966,945      2,088,577       23,171,750
                                      =========================================================

Segment liabilities                     5,588,320     2,435,113     11,747,361       19,770,794
                                      =========================================================


NOTE 9 - UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 17, 2004, HQSM and Sealink, as the parent and management company of Jiahua Marine, consummated a Purchase Agreement whereby HQSM acquired all of the issued and outstanding capital stock of Sealink at consideration payable by HQSM in the following manner: $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note (the "Note") issued by HQSM to SSC. This Note is included as Exhibit B to the Nutraceutical Purchase
Agreement. The Note will accrue interest at the rate of 5% per annum and is convertible into: (1) one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, (2) the remaining principal amount of the Note equal to US$11,011,345 into 15,730,493 shares of HQSM's common stock. The Note is convertible only upon completion of an audit of HQSM's acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant.

The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income for the quarter ended September 30, 2004, has been prepared to reflect the acquisition as if it had occurred as of January 1, 2004.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

                                                Three months ended   Nine months ended
                                                September 30, 2004   September 30, 2004
                                                ------------------   ------------------
                                                    USD (`000)           USD (`000)
Turnover                                                    10,203               13,302
Profit / (Loss) from operations                                402                 (502)
Net income attributable to shareholder                       2,420                1,530
                                                =======================================

Weighted average outstanding number of shares
     as at December 31, 2004                            69,770,366           69,770,366

Earnings per share                                            0.03                 0.02






                                      F-33